Exhibit 10.2

Contract Number (FI N°) 94.481 Operation Number (Serapis N°) 2022-0189
AGCO MACHINERY RDI II - A
Finance Contract
between the
European Investment Bank
and
AGCO International Holdings B.V.
Grubbenvorst, 29 September 2023 /
Luxembourg, 29 September 2023

11.5 Representation by attorney(s)	57
11.6 Evidence of sums due	57
11.7 Entire Agreement	58
11.8 Invalidity	58
11.9 Amendments	58
11.10 Counterparts	58
11.11 Changes to the parties	58
11.11.A No changes to the Borrower	58
11.11.B Assignment by the Bank	58
Article 12	59
12.1 Notices	59
12.1.A Form of Notice	59
12.1.B Addresses	59
12.1.C Notification of communication details	60
12.2 English language	60
12.3 Recitals, Schedules and Annexes	60
Schedule A	62
Project Specification and Reporting	62
Schedule B	68
Definitions of EURIBOR	68
Schedule C	70
Form of Disbursement Offer/Acceptance (Articles 1.2.B and 1.2.C) and other Forms (Article 1.4.C)	70
Schedule D	74
Form of the Guarantee Agreement	74
Schedule E	111
Form of Compliance Certificate	111
Schedule F	112
Daily Non-Cumulative Compounded RFR Rate	112
Schedule G	114
Cumulative Compounded RFR Rate	114
Schedule H	115
Indebtedness as of the date of this Agreement	115

Annex I	116
Borrower’s resolutions of the board of managing directors and the sole shareholder, the extract (uittreksel) from the Dutch Commercial Register (Handelsregister) of the Borrower and authorisation of signatories	116

THIS CONTRACT IS MADE BETWEEN:

the European Investment Bank having its seat at 100 blvd Konrad Adenauer, Luxembourg, L-2950 Luxembourg, represented by Dr Julia Nienhaus, Head of Division, and Lukasz Padol, Loan Officer,	(the "Bank")
of the first part, and

AGCO International Holdings B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), incorporated in under the laws of The Netherlands, having its official seat (statutaire zetel) in Grubbenvorst, The Netherlands having its registered office at Horsterweg 66a, 5971NG Grubbenvorst, The Netherlands and registered with the Dutch commercial register of the Chamber of Commerce in The Netherlands under number 12067080, represented by Adam Frost, Managing Director, and Sebastiaan Mulder, Managing Director,
(the "Borrower")
of the second part.
The Bank and the Borrower together are referred to as the "Parties" and any of them is a "Party".

WHEREAS:
(a)The Borrower has stated that it is undertaking a project of investments in Research, Development, and Innovation (RDI) in the field of agricultural machinery and equipment carried out in Germany. France and Finland over the period 2023-2026 as more particularly described in the technical description (the "Technical Description") set out in Schedule A.1 (the "Project").
(b)The total cost of the Project, as estimated by the Bank, is EUR 858,840,000.00 (eight hundred fifty-eight million eight hundred forty thousand euros) and the Borrower has stated that it intends to finance the Project as follows:

Source	Amount (EUR m)
Credit from the Bank	420
Other funding sources	438,84
TOTAL	858.84
(c)In order to fulfil the financing plan set out in Recital (b), the Borrower has requested from the Bank a credit equivalent to EUR 420,000,000.00 (four hundred twenty million euros).The Bank, considering that the financing of the Project falls within the scope of its functions, and having regard to the statements and facts cited in these Recitals, has decided to give effect to the Borrower’s request providing to it a credit in an amount equivalent to EUR 250,000,000.00 (two hundred fifty million euros) under this finance contract (the "Contract"); provided that the amount of the Bank’s loan shall not, in any case, exceed 50% (fifty per cent) of the total cost of the Project set out in Recital (b).
(d)The Bank will decide at the appropriate time on the remaining the credit amount of EUR 170,000,000.00 (one hundred seventy million euros).
(e)The board of directors (Raad van Bestuur) and the sole shareholder of the Borrower have authorised the borrowing of the sum equivalent to EUR 420,000,000.00 (four hundred twenty million euros) represented by this credit on the terms and conditions set out in this Contract in the form set out in Annex I and it has been duly certified to the Bank by the Borrower that such borrowing is within the corporate powers of the Borrower.
(f)The financial obligations of the Borrower under this Contract are to be guaranteed by AGCO Corporation (the "Guarantor") under a guarantee and indemnity, by execution of a guarantee and indemnity agreement in the form attached to this Contract in Schedule D (the "Guarantee Agreement").
(g)The Guarantor shall comply with the provisions of the Guarantee Agreement at all times.
(h)The Statute of the Bank provides that the Bank shall ensure that its funds are used as rationally as possible in the interests of the European Union; and, accordingly, the terms and conditions of the Bank's loan operations must be consistent with relevant policies of the European Union.
(i)If and to the extent that the financing of the Project includes certain state subsidies or grants, the provision of such funds has been duly authorised and will be provided in compliance with all relevant EU Law.
(j)The Bank considers that access to information plays an essential role in the reduction of environmental and social risks, including human rights violations, linked to the projects it finances and has therefore established its transparency policy, the purpose of which is to enhance the accountability of the Bank’s group towards its stakeholders and the citizens of the European Union in general.
(k)The processing of personal data shall be carried out by the Bank in accordance with applicable EU Law on the protection of individuals with regard to the processing of personal data by the European Union institutions and bodies and on the free movement of such data.

(l)The Bank supports the implementation of international and European Union standards in the field of anti-money laundering and countering the financing of terrorism and promotes tax good governance standards. It has established policies and procedures to avoid the risk of misuse of its funds for purposes which are illegal or abusive in relation to applicable laws. The Bank’s group statement on tax fraud, tax evasion, tax avoidance, aggressive tax planning, money laundering and financing of terrorism is available on the Bank’s website and offers further guidance to the Bank’s contracting counterparties.1
(m)Under current law, the Bank is exempt from withholding under FATCA pursuant to the Intergovernmental Agreement entered into between Luxembourg and the United States on 28 March 2014 implementing the Foreign Account Tax Compliance provisions of the U.S. Hiring Incentives to Restore Employment Act of 2010.

1 http://www.eib.org/about/compliance/tax-good-governance/index.htm?f=search&media=search

NOW THEREFORE it is hereby agreed as follows:

INTERPRETATION AND DEFINITIONS
Interpretation
In this Contract:
(a)references to "Articles", "Recitals", "Schedules" and "Annexes" are, save if explicitly stipulated otherwise, references respectively to articles of, and recitals, schedules and annexes to this Contract;
(b)references to "law" or "laws" mean:
(i)any applicable law and any applicable treaty, constitution, statute, legislation, decree, normative act, rule, regulation, judgement, order, writ, injunction, determination, award or other legislative or administrative measure or judicial or arbitral decision in any jurisdiction which is binding or applicable case law; and
(ii)EU Law;
(c)references to "applicable law", "applicable laws" or "applicable jurisdiction" mean:
(i)a law or jurisdiction applicable to the Borrower, its rights and/or obligations (in each case arising out of or in connection with this Contract), its capacity and/or assets and/or the Project; and/or, as applicable
(ii)a law or jurisdiction (including in each case the Bank’s Statute) applicable to the Bank, its rights, obligations, capacity and/or assets;
(d)references to a provision of law or a treaty are references to that provision as amended or re-enacted;
(e)references to any other agreement or instrument (including this Contract) are references to that other agreement or instrument as amended, novated, supplemented, extended or restated;
(f)an "amendment” includes a supplement, novation, extension (whether of maturity or otherwise), restatement, re-enactment or replacement (however fundamental and whether or not more onerous) and amended will be construed accordingly;
(g)words and expressions in plural shall include singular and vice versa;
(h)terms defined in the GDPR (as defined below), including the terms "controller", "data subject", "personal data", "processing" and "processor", have the same meanings when used in Recital (j) or Article 6.12 of this Contract;
(i)references to "month" mean a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that and subject to the definition of Payment Date, Article 5.1 and Schedule B and unless provided otherwise in this Contract:
(i)if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and
(ii)if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month;
(j)a "person" includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);
(k)a "party" or any other “person” includes its successors in title, permitted assigns and permitted transferees;
(l)"assets" includes present and future properties, revenues and rights of every description;
(m)"disposal" includes a sale, transfer, assignment, grant, lease, licence, declaration of trust or other disposal, whether voluntary or involuntary, and dispose will be construed accordingly;

(n)"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;
(o)a "regulation" includes any regulation, rule, order (of general application), official directive, request or guideline (whether or not having the force of law) of any governmental, inter-governmental or supranational body, agency or department, or of any regulatory, self-regulatory or other authority or organisation;
(p)a "currency" is a reference to the lawful currency for the time being of the relevant country;
(q)"including" is a reference to including, without limitation; and
(r)a reference in this Contract to a page or screen of an information service displaying a rate shall include:
(i)any replacement page of that information service which displays that rate; and
(ii)the appropriate page of such other information service which displays that rate from time to time in place of that information service, and, if such page or service ceases to be available, shall include any other page or service displaying that rate specified by the Bank.
Definitions
In this Contract:
"Accepted Tranche" means a Tranche in respect of which a Disbursement Offer has been duly accepted by the Borrower in accordance with its terms on or before the Disbursement Acceptance Deadline.
"Affiliate" means, as to any person, any other person that, directly or indirectly, controls, is controlled by or is under common control with such person or is a director, officer or partner of such person. For purposes of this definition, the term "control" (including the terms "controlling", "controlled by" and "under common control with") of a person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such person, whether through the ownership of Equity Interests, by contract or otherwise.
"AML Criminal Law Directive" means Directive (EU) 2018/1673 of the European Parliament and of the Council of 23 October 2018 on combating money laundering by criminal law, as amended, supplemented or restated.
"AML Directives" means the 4th and 5th AML Directives and the AML Criminal Law Directive.
"4th and 5th AML Directives" means Directive 2015/849 of the European Parliament and of the Council of 20 May 2015 on the prevention of the use of the financial system for the purposes of money laundering or terrorist financing, as amended by Directive (EU) 2018/843 of the European Parliament and of the Council of 30 May 2018, and as further amended, supplemented or restated.
"AGCO Credit Agreement" means the Credit Agreement dated December 19, 2022, among the Guarantor, certain Subsidiaries of the Guarantor, the lenders named therein and Coöperatieve Rabobank U.A., New York branch, as administrative agent, as such may be amended, supplemented, modified, extended, replaced or refinanced from time to time; however, with regard to any amendments, supplements, modifications, extensions, replacements or refinancing, only to the extent such have been made publicly available on the website of the U.S. Securities and Exchange Commission or provided by the Borrower or the Guarantor to the Bank.
"Agreed Deferred Disbursement Date" has the meaning given to it in Article 1.5.A(2)(b).
"Applicable Accounting Standards" means, as of the date of this Contract, GAAP; provided, however, that the Borrower and/or the Guarantor (as applicable) may, upon not less than 60 (sixty) days prior written notice to the Bank, change to IFRS; provided, however, (a) such notice of its change to IFRS shall be accompanied by a description in reasonable detail of any material variation between the application of accounting principles under GAAP and the application of accounting principles under IFRS in calculating the financial covenants under Article 6.7.A of this Contract and Article 5.13 of the Guarantee Agreement and the reasonable estimates of the difference between such calculations arising as a consequence thereof, and (b) if such change is deemed by the Bank to be material or detrimental to the Bank, such change shall not be effective for purposes of calculating the financial covenants under Article 6.7.A of this Contract and Article 5.13 of the Guarantee Agreement until the parties to this Contract and the

Guarantee Agreement have agreed upon amendments to the financial covenants contained in this Contract and the Guarantee Agreement to reflect any change in such basis.
"Authorisation" means an authorisation, permit, consent, approval, resolution, licence, exemption, filing, notarisation or registration.
"Authorised Signatory" means a person authorised to sign individually or jointly (as the case may be) Disbursement Acceptances on behalf of the Borrower and named in the most recent List of Authorised Signatories and Accounts received by the Bank prior to the receipt of the relevant Disbursement Acceptance.
Board of Directors” means (a) with respect to a corporation, the board of directors of such corporation or a duly authorized committee of the board of directors, (b) with respect to a partnership, the board of directors or similar body of the general partner (or, if more than one general partner, the managing general partner) of such partnership, and (c) with respect to a limited liability company, any managing or other authorized committee of such limited liability company or any board of managing directors or similar body of any managing member.
"Business Day" means a day (other than a Saturday or Sunday) on which the Bank and commercial banks are open for general business in Luxembourg.
"Cancelled Tranche" has the meaning given to it in Article 1.6.C(2).
"Capitalized Leases" means all leases that have been or should be, in accordance with Applicable Accounting Standards in effect as of December 31, 2017, recorded as capitalized leases on a balance sheet of the lessee, excluding operating leases.
"Cash Equivalents" means, for any person, any of the following, to the extent owned by such person free and clear of all Liens, other than Permitted Liens and having a maturity of not greater than 1 (one) year from the date of acquisition: (a) readily marketable direct obligations of the government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the government of the United States, (b) readily marketable direct obligations denominated in USD of any other sovereign government or any agency or instrumentality thereof which are unconditionally guaranteed by the full faith and credit of such government and which have a rating equivalent to at least "Prime-1" (or the then equivalent grade) by Moody’s or "A-1" (or the then equivalent grade) by Standard & Poor’s, (c) insured certificates of deposit of, time deposits, or bankers’ acceptances with any commercial bank that issues (or the parent of which issues) commercial paper rated as described in clause (d) below, is organized under the laws of the United States or any state thereof or is a foreign bank or branch or agency thereof acceptable to the Bank and, in any case, has combined capital and surplus of at least USD 1,000,000,000 (or the foreign currency equivalent thereof) or (d) commercial paper issued by any corporation organized under the laws of any state of the United States or any commercial bank organized under the laws of the United States or any state thereof or any foreign bank, in each case rated at least "Prime-1" (or the then equivalent grade) by Moody’s or "A-1" (or the then equivalent grade) by Standard & Poor’s.
"Central Bank Rate" means in respect of amounts payable in USD:
(i)the short-term interest rate target set by the US Federal Open Market Committee as published by the Federal Reserve Bank of New York from time to time; or
(ii)if that target is not a single figure, the arithmetic mean of:
(1)the upper bound of the short-term interest rate target range set by the US Federal Open Market Committee and published by the Federal Reserve Bank of New York; and
(2)the lower bound of that target range,
which shall include any successor rate to, or replacement rate for, that rate, as reasonably determined by the Bank.
"Central Bank Rate Adjustment" means, in relation to the Central Bank Rate prevailing at close of business on any RFR Business Day, the 20% (twenty per cent) trimmed arithmetic mean (calculated by the Bank) of the Central Bank Rate Spreads for the five most immediately preceding RFR Business Days for which the RFR is available.
"Central Bank Rate Spread" means, in relation to any RFR Business Day, the difference (expressed as a percentage rate per annum) calculated by the Bank between:
(a)the RFR for that RFR Business Day; and

(b)the Central Bank Rate prevailing at close of business on that RFR Business Day.
"Change in the Beneficial Ownership" means a change in the ultimate ownership or control of the Borrower according to the definition of "beneficial owner" set out in article 3(6) of Directive 2015/849 of the European Parliament and of the Council of 20 May 2015 on the prevention of the use of the financial system for the purposes of money laundering or terrorist financing as modified and /or supplemented from time to time.
"Change-of-Control Event" has the meaning given to it in Article 4.3.A(3).
"Change-of-Law Event" has the meaning given to it in Article 4.3.A(4).
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
"Compliance Certificate" means a certificate substantially in the form set out in Schedule E.2.
"Consolidated" refers to the consolidation of accounts in accordance with Applicable Accounting Standards, except that, in the case of the Guarantor, notwithstanding Applicable Accounting Standards, "Consolidated" shall refer to the consolidation of accounts of the Guarantor and its Subsidiaries, with any Finance Company being accounted for on an equity basis of accounting.
"Consolidated EBITDA" means, for any period, Consolidated Net Income for such period, plus (a) without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (i) Consolidated Net Interest Expense for such period, (ii) amounts in respect of taxes imposed on or measured by income or excess profits (other than income taxes (either positive or negative) attributable to extraordinary and non-recurring gains or losses on sales of assets, to the extent such gains or losses are not included in the definition of Consolidated Net Income), (iii) depreciation and amortization expense, (iv) extraordinary or non-recurring cash expenses, and (v) all other non-cash items reducing Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by Applicable Accounting Standards to be, made), minus (b) all non-cash items or extraordinary or non-recurring gains increasing Consolidated Net Income for such period, all as determined in accordance with Applicable Accounting Standards.
"Consolidated Interest Expense" means, for any period, the interest expense of the Guarantor and its Subsidiaries calculated on a consolidated basis for such period with respect to all outstanding Indebtedness of the Guarantor and its Subsidiaries allocable to such period in accordance with Applicable Accounting Standards (including, without limitation, interest expense under Capitalized Leases that is treated as interest in accordance with Applicable Accounting Standards, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under all interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and interest rate insurance to the extent such net costs are allocable to such period in accordance with Applicable Accounting Standards).
"Consolidated Interest Income" means, for any period, the sum of all amounts that would be included, for purposes of determining Consolidated Net Income, as income of the Guarantor and its Subsidiaries for such period in respect of interest payments by third parties to the Guarantor and its Subsidiaries.
"Consolidated Net Income" means, for any period, the net income (or deficit) of the Guarantor and its Subsidiaries for such period (taken as a cumulative whole), after deducting all operating expenses, provisions for all taxes and reserves (including reserves for deferred income taxes) and all other proper deductions, after eliminating all intercompany transactions and after deducting portions of income properly attributable to minority interests, if any, in the stock and surplus of Subsidiaries, provided that there shall be excluded for purposes of calculating Consolidated Net Income: (a) the income (or deficit) of any person (other than a Subsidiary) in which the Guarantor or any Subsidiary has an ownership interest, except to the extent that any such income has been actually received by the Guarantor or such Subsidiary in the form of cash dividends or similar distributions; (b) the undistributed earnings of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary; (c) any aggregate net gain or aggregate net loss during such period arising from the sale, exchange or other disposition of capital assets (such term to include all fixed assets, whether tangible or intangible, all Inventory sold in conjunction with the disposition of fixed assets, and all securities); (d) any write-up of any asset, or any write-down of any asset other than Receivables or Inventory; (e) any net gain from the collection of the proceeds of life insurance policies; (f) any gain or loss arising from the acquisition of any securities, or the extinguishment, under Applicable Accounting

Standards, of any Indebtedness, of the Guarantor or any Subsidiary; and (g) any net income or gain or any net loss during such period from any change in accounting, from any discontinued operations or the disposition thereof, from any extraordinary events or from any prior period adjustments.
"Consolidated Net Interest Expense" means, for any period, (a) Consolidated Interest Expense for such period, minus (b) Consolidated Interest Income for such period.
"Consolidated Net Tangible Assets" means the total assets of the Guarantor and its Subsidiaries on a Consolidated basis after deducting therefrom (a) all current liabilities (except for indebtedness payable by its terms more than one year from the date of incurrence thereof or renewable or extendible at the option of the obligor for a period ending more than one year after such date of incurrence) and (b) all goodwill, trade names, trademarks, franchises, patents, unamortized debt discount and expense, organization and developmental expenses and other like segregated intangibles, all as computed in accordance with Applicable Accounting Standards; provided, that any items constituting deferred income taxes, deferred investment tax credit or other similar items shall not be taken into account as a liability or as a deduction from or adjustment to total assets.
"Contract" has the meaning given to it in Recital (d).
"Contract Number" means the Bank generated number identifying this Contract and indicated on the cover page of this Contract after the letters "FI N°".
"Cost of Funds Rate" means the rate (expressed as a percentage rate per annum) determined by the Bank to be the all-inclusive cost to the Bank for the funding of the relevant Tranche based upon the then applicable internally generated Bank reference rate or an alternative rate determination method reasonably determined by the Bank.
"Credit" has the meaning given to it in Article 1.1.
"Cumulative Compounded RFR Rate" means, in relation to a Floating Rate Reference Period for an RFR Floating Rate Tranche, the percentage rate per annum determined by the Bank in accordance with the methodology set out in Schedule G.
"Daily Non-Cumulative Compounded RFR Rate" means, in relation to any RFR Business Day during a Floating Rate Reference Period for an RFR Floating Rate Tranche, the percentage rate per annum determined by the Bank in accordance with the methodology set out in Schedule F.
"Daily Rate" means for any RFR Business Day:
(a)the RFR for that RFR Business Day;

(b)if the RFR is not available for that RFR Business Day, the percentage rate per annum which is the aggregate of (A) the Central Bank Rate for that RFR Business Day and (B) the applicable Central Bank Rate Adjustment; or
(c)if subparagraph (b) above applies but the Central Bank Rate for that RFR Business Day is not available, the percentage rate per annum which is the aggregate of:
(i)the most recent Central Bank Rate for a day which is no more than five RFR Business Days before that RFR Business Day (in respect of such RFR Business Day, the "Historical Central Bank Rate"); and
(ii)the applicable Central Bank Rate Adjustment,
rounded, in each case, to five decimal places for amounts in USD, and provided that if, in any case in respect of a RFR Floating Rate Tranche, the aggregate of that rate on any day and the Spread is less than zero, the Daily Rate shall be deemed to be such a rate that the aggregate of the Daily Rate and the applicable Spread is zero.
"Deferment Fee" means a fee calculated on the amount of an Accepted Tranche deferred or suspended at the rate of the higher of:
(a)in respect of any Floating Rate Tranche:
(i)0.125% (12.5 basis points) per annum; and
(ii)0.125% (12.5 basis points) per annum plus the Spread net of the Margin; and
(b)in respect of a Fixed Rate Tranche in USD:
(i)0.125% (12.5 basis points) per annum; and

(ii)the percentage rate by which:
(1)the interest rate net of the Margin that would have been applicable to such Tranche had it been disbursed to the Borrower on the Scheduled Disbursement Date, exceeds
(2)the Daily Rate as at the date falling two RFR Business Days prior to the most recent Frozen Rate Calculation Date less 0.125% (12.5 basis points), unless such rate is less than zero in which case it will be set at zero.
(c)in respect of a Fixed Rate Tranche in EUR:
(i)0.125% (12.5 basis points) per annum; and
(ii)the percentage rate by which:
(1)the interest rate net of the Margin that would have been applicable to such Tranche had it been disbursed to the Borrower on the Scheduled Disbursement Date, exceeds
(2)EURIBOR (one month rate) less 0.125% (12.5 basis points), unless such rate is less than zero in which case it shall be set at zero.
Such fee shall accrue from the Scheduled Disbursement Date to the Disbursement Date or, as the case may be, until the date of cancellation of the Accepted Tranche in accordance with this Contract.
"Disbursement Acceptance" means a copy of the Disbursement Offer duly countersigned by the Borrower in accordance with the List of Authorised Signatories and Accounts.
"Disbursement Acceptance Deadline" means the date and time of expiry of a Disbursement Offer, as specified therein.
"Disbursement Account" means, in respect of each Tranche, the bank account to which disbursements may be made under this Contract, as set out in the most recent List of Authorised Signatories and Accounts.
"Disbursement Date" means the date on which disbursement of a Tranche is made by the Bank.
"Disbursement Offer" means a letter substantially in the form set out in Schedule C.
"Dispute" has the meaning given to it in Article 11.2.
"Disruption Event" means either or both of:
(a)a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with this Contract; or
(b)the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of either the Bank or the Borrower, preventing that Party from:
(i)performing its payment obligations under this Contract; or
(ii)communicating with the other Party,
and which disruption (in either such case as per (a) or (b) above) is not caused by, and is beyond the control of, the Party whose operations are disrupted.
"Domestic Subsidiary" means any Subsidiary of the Guarantor that is organized or formed under the laws of the United States or any jurisdiction thereof.
"Dutch Civil Code" means the Burgerlijk Wetboek of the Netherlands.
"Environment" means the following:
(a)fauna and flora, living organisms including the ecological systems;
(b)land, soil, water (including marine and coastal waters), air, climate and the landscape (natural or man-made structures, whether above or below ground);
(c)cultural heritage (natural, tangible and intangible);
(d)the built environment; and

(e)human health and wellbeing.2
"Environmental and Social Approval" means any Authorisation required by Environmental and Social Law.
"Environmental or Social Claim" means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental and Social Law.
"Environmental and Social Law" means:
(a)EU Law, including principles and standards;
(b)national laws; and
(c)applicable international treaties,
in each case of which a principal objective is the preservation, protection or improvement of the Environment and/or the protection or improvement of Social Matters.
"Equity Interests" means shares of the capital stock (including common and preferred shares), partnership interests, membership interest in a limited liability company, beneficial interests in a trust or other equity interests in a person.
"Establishment" shall have the meaning as used in Article 2(h) of the Regulation.
"EU Law" means the acquis communautaire of the European Union as expressed through the Treaties of the European Union, the regulations, directives, delegated acts, implementing acts, principles, decisions and the case law of the Court of Justice of the European Union.
"EUR" or "euro" means the lawful currency of the Member States of the European Union, which adopt or have adopted it as their currency in accordance with the relevant provisions of the Treaty on European Union and the Treaty on the Functioning of the European Union.
"EURIBOR" has the meaning given to it in Schedule B.
"European Term Loan Credit Agreement" means a certain credit agreement dated 26 April 2016, by and among, AGCO International GmbH, as borrower, the Guarantor, and Rabobank, as a lender and as administrative agent for the lenders.
"Event of Default" means any of the circumstances, events or occurrences specified in Article 10.1.
"Exclusion Policy" means the European Investment Bank Exclusion Policy as published on the Bank’s website.
"FATCA" means:
(a)Sections 1471 to 1474 of the Code or any associated regulations or other official guidance;
(b)any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the United States and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or
(c)any agreement pursuant to the implementation of paragraphs (a) or (b) above with the U.S. Internal Revenue Service, the U.S. government or any governmental or taxation authority in any other jurisdiction.
"Final Availability Date" means the day falling 12 months after the signature of this Contract.
"Finance Company" means any of AGCO Finance LLC, AGCO Finance Canada, Ltd., Agricredit Ltd., Agricredit Ltd. Ireland, Agricredit S.N.C., Agricredit GmbH, Agricredit do Brasil, Ltda. and any other person (a) not a Subsidiary of the Guarantor, (b) in whom the Guarantor or its Subsidiaries holds an Investment, and (c) which is engaged primarily in the business of providing retail financing to purchasers of agricultural equipment.
"Fiscal Quarter" means each 3 (three) month period beginning on the first day of each of the following months: January, April, July and October.
"Fiscal Year" means a year commencing on January 1 and ending on December 31.
2 European Investment Bank - Environmental and Social Standards
(https://www.eib.org/attachments/publications/eib_environmental_and_social_standards_en.pdf)

"Fixed Rate" means an annual interest rate including the Margin determined by the Bank in accordance with the applicable principles from time to time laid down by the governing bodies of the Bank for loans made at a fixed rate of interest, denominated in the currency of the Tranche and bearing equivalent terms for the repayment of capital and the payment of interest. Such rate shall not be of negative value.
"Fixed Rate Tranche" means a Tranche on which the Fixed Rate is applied.
"Floating Rate" means:
(a)in respect of a Non-RFR Floating Rate Tranche, a fixed-spread floating annual interest rate, determined by the Bank for each successive Floating Rate Reference Period equal to EURIBOR plus the Spread. If the Floating Rate for any Floating Rate Reference Period is calculated to be below zero, it will be set at zero; and
(b)in respect of an RFR Floating Rate Tranche, a fixed-spread floating annual interest rate, determined by the Bank for any day during a Floating Rate Reference Period equal to the applicable Daily Non-Cumulative Compounded RFR Rate for that RFR Business Day plus the Spread.
"Floating Rate Reference Period" means each period from one Payment Date to the next relevant Payment Date; the first Floating Rate Reference Period shall commence on the date of disbursement of the Tranche.
"Floating Rate Tranche" means a Tranche on which a Floating Rate is applied.
"Frozen Rate Calculation Date" means:
(a)subject to paragraph (b) below, the Scheduled Disbursement Date; and
(b)if the deferment is for more than one month, each date falling monthly after the date in paragraph (a) above, or, if there is no numerically corresponding date falling monthly after the date in paragraph (a) above, the last calendar date in the relevant month.
"Funded Debt" means without double-counting, with respect to the Guarantor on a Consolidated basis, as of any date of determination, all obligations of the type described in clauses (a) to (d) of the definition of “Indebtedness” and any Guarantee of any of the foregoing for which a demand for payment has been received.
"GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accounts and the statements and pronouncements of the Financial Accounting Standards Board which are applicable to the circumstances as of the date of determination consistently applied.
"GDPR" means General Data Protection Regulation (EU) 2016/679.
"Group" means the Borrower, the Guarantor and the Guarantor’s Material Subsidiaries.
"Guarantee" as applied to any Indebtedness, lease or other obligations (each a "primary obligation"), means and includes (a) any guarantee, direct or indirect, in any manner, of any part or all of such primary obligation, and (b) any agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of any part or all of such primary obligation, including, without limiting the foregoing, any reimbursement obligations as to amounts drawn down by beneficiaries of outstanding letters of credit, and any obligation of such person (the "primary obligor"), whether or not contingent, (i) to purchase any such primary obligation or any property or asset constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of such primary obligation or (2) to maintain working capital, equity capital or the net worth, cash flow, solvency or other balance sheet or income statement condition of any other person, (c) to purchase property, assets, securities or services primarily for the purpose of assuring the owner or holder of any primary obligation of the ability of the primary obligor with respect to such primary obligation to make payment thereof or (d) otherwise to assure or hold harmless the owner or holder of such primary obligation against loss in respect thereof; provided, however, "Guarantee" shall not include (1) non- binding comfort letters limited to corporate intent or policies, (2) any liability arising under a declaration of joint and several liability used for the purpose of section 2:403 BW (and any residual liability under such declaration arising pursuant to section 2:404(2) BW); (3) any liability arising as a result of two or more Subsidiaries being part of a fiscal unity (fiscale eenheid) for Dutch Tax purposes.
"Guarantee Agreement" has the meaning given to it in Recital (f).

"Guarantor" has the meaning given to it in Recital (f).
"Hedging Obligations" means obligations under any agreement with respect to any cap, swap, collar, forward, listed future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more interest rates, currency exchange rates, or commodity prices, and designed to provide protection against fluctuations in interest rates, currency exchange rates or commodity prices, whether or not any such transaction is governed by or subject to any master agreement.
"Historical Central Bank Rate" has the meaning given to it in subparagraph (c)(i) of the definition of Daily Rate.
"IFRS" means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.
"Illegal Activity " means any of the following illegal activities or activities carried out for illegal purposes according to applicable laws in any of the following areas: (i) fraud, corruption, coercion, collusion or obstruction, (ii) money laundering, financing of terrorism or tax crimes each as defined in the AML Directives, and (iii) other illegal activity against the financial interests of the European Union as defined in the PIF Directive.
"Illegality Event" has the meaning given to it in Article 4.3.A(5).
"Indebtedness" means, with respect to any person on any date of determination (without duplication): (a) the principal of and premium (if any) in respect of (i) indebtedness of such person for money borrowed and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such person is responsible or liable; (b) all obligations under Capitalized Leases of such person; (c) all obligations of such person issued or assumed as the deferred purchase price of property or services, all conditional sale obligations of such person and all obligations of such person under any title retention agreement (excluding trade accounts payable and accrued liabilities arising in the ordinary course of business but only if and so long as such accounts are payable on trade terms customary in the industry); (d) all obligations of such person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (a) through (c) above) entered into in the ordinary course of business of such person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following receipt by such person of a demand for reimbursement following payment on the letter of credit); (e) the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of the Equity Interests in such person; (f) all obligations of the type referred to in clauses (a) through (e) above of other persons and all dividends of other persons for the payment of which, in either case, such person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee; and (g) all obligations of the type referred to in clauses (a) through (f) above of other persons secured by any Lien on any property or asset of such person (whether or not such obligation is assumed by such person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured. The amount of Indebtedness of any person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations as described above at such date. Indebtedness, with respect to any person as of any date, means the actual amount of Indebtedness then outstanding with respect to which such person is then liable without deduction for any discount therefrom as may be reflected on such person’s financial statements to reflect the value of any warrants or other equity securities that may be issued together with such Indebtedness. Notwithstanding the foregoing, for all purposes other than the definition of "Permitted Liens", Indebtedness shall not include (a) obligations incurred in connection with Tax Incentive Transactions or (b) the factoring of Receivables permitted hereunder, provided that the Receivables subject to such factoring arrangement are not required under Applicable Accounting Standards to be included on the Consolidated balance sheet of the Guarantor and its Subsidiaries.
"Indemnifiable Prepayment Event" means a Prepayment Event other than the Non-EIB Financing Prepayment Event or Illegality Event.
"Interest Coverage Ratio" means, on any date of determination, the ratio of (a) Consolidated EBITDA for the most recent Fiscal Quarter of the Guarantor for which financial statements have been delivered to the Bank pursuant to Article 4.02(a) of the Guarantee Agreement and for the three complete Fiscal Quarters of the Guarantor immediately preceding such Fiscal Quarter to

(b) Consolidated Interest Expense for the most recent Fiscal Quarter of the Guarantor for which financial statements have been delivered to the Bank pursuant to Article 4.02(a) of the Guarantee Agreement and for the three complete Fiscal Quarters of the Guarantor immediately preceding such Fiscal Quarter.
"Inventory" means, with respect to any person, goods, other than farm products, which (a) are leased by a person as lessor; (b) are held by a person for sale or lease or to be furnished under a contract of service; (c) are furnished by a person under a contract of service; or (d) consist of raw materials, work in process, or materials used or consumed in a business, including, without limitation, all goods, merchandise and other personal property owned and held for sale in the ordinary course of its business, and all raw materials, work or goods in process, materials and supplies of every nature which contribute to the finished products of such person.
"Investment" by any person in any other person means any direct or indirect advance, loan (other than advances to wholesale or retail customers in the ordinary course of business that are recorded as Receivables on the balance sheet of such person) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contributions to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Equity Interests, Indebtedness or other similar instruments issued by such person.
"Lien" means, with respect to any property, any mortgage, lien, pledge, assignment by way of security, charge, hypothec, security interest, title retention agreement, levy, execution, seizure, attachment, garnishment, or other encumbrance of any kind in respect of such property, whether or not choate, vested, or perfected.
"List of Authorised Signatories and Accounts" means a list, in form and substance satisfactory to the Bank, setting out:
(a)the Authorised Signatories, accompanied by evidence of signing authority of the persons named on the list and specifying if they have individual or joint signing authority;
(b)the specimen signatures of such persons;
(c)the bank account(s) to which disbursements may be made under this Contract (specified by IBAN code if the country is included in the IBAN Registry published by SWIFT, or in the appropriate account format in line with the local banking practice), BIC/SWIFT code of the bank and the name of the bank account(s) beneficiary, together with evidence that such account(s) have been opened in the name of the beneficiary; and
(d)the bank account(s) from which payments under this Contract will be made by the Borrower (specified by IBAN code if the country is included in the IBAN Registry published by SWIFT, or in the appropriate account format in line with the local banking practice), BIC/SWIFT code of the bank and the name of the bank account(s) beneficiary, together with evidence that such account(s) have been opened in the name of the beneficiary.
"Loan" means the aggregate of the amounts disbursed from time to time by the Bank under this Contract.
"Loan Outstanding" means the aggregate of the amounts disbursed from time to time by the Bank under this Contract that remains outstanding.
"Lookback Period" means 5 RFR Business Days.
"Margin" means the component of the rate of interest quantified in Article 3.1.
"Market Disruption Event" means any of the following circumstances:
(a)there are, in the opinion of the Bank, events or circumstances adversely affecting the Bank’s access to its sources of funding;
(b)in the opinion of the Bank, funds are not available from the Bank's ordinary sources of funding in order to adequately fund a Tranche in the relevant currency and/or for the relevant maturity and/or in relation to the reimbursement profile of such Tranche;
(c)in relation to a Non-RFR Floating Rate Tranche:
(i)the cost to the Bank of obtaining funds from its sources of funding, as determined by the Bank, for a period equal to the Floating Rate Reference Period of such Tranche (i.e. in the money market) would be in excess of the applicable EURIBOR; or

(ii)the Bank determines that adequate and fair means do not exist for ascertaining the applicable EURIBOR for the relevant currency of such Tranche; or
(d)in relation to an RFR Floating Rate Tranche:
(i)the cost to the Bank of obtaining funds from its sources of funding, as determined by the Bank, for a period equal to the Floating Rate Reference Period of such RFR Floating Rate Tranche (i.e. in the money market) would be in excess of the Market Disruption Rate for that Floating Rate Reference Period (where the Market Disruption Rate is calculated by reference to a period equal in length to the Floating Rate Reference Period for such RFR Floating Rate Tranche ending on any date selected by the Bank (in its absolute discretion), provided that such date is within the period of time during which, in accordance with the relevant provisions in this Contract, a Market Disruption Event would need to occur for the Bank to be able to notify the Borrower that the provisions in this Contract relating to a Market Disruption Event have come into effect); or
(ii)the Bank determines that adequate and fair means do not exist for ascertaining the applicable RFR.
"Market Disruption Rate" means, in relation to a Floating Rate Reference Period for an RFR Floating Rate Tranche, the percentage rate per annum which is the Cumulative Compounded RFR Rate for that Floating Rate Reference Period.
"Material Adverse Change" means, any event or change of condition, which, has a material adverse effect on:
(a)the ability of the Borrower or the Guarantor to perform its obligations under this Contract or the Guarantee Agreement to which it is a party;
(b)the business, operations, property, condition (financial or otherwise) or liabilities of the Group as a whole; or
(c)the legality, validity or enforceability of, or the effectiveness or ranking of, or the value of any Lien granted to the Bank, or the rights or remedies of the Bank under this Contract or the Guarantee Agreement.
"Material Acquisition" means the purchase of property or assets, or acquisition of Equity Interests, in each case by the Guarantor or any Subsidiary in any transaction, that involves consideration equal to or in excess of USD 300,000,000 for any transaction.
"Material Subsidiary" means any direct or indirect Subsidiary of the Guarantor that meets any of the following conditions (including as a result of any acquisition, Investment, merger, reorganization, transfer of assets, or other change in circumstances):
(a)the Guarantor’s and its other Subsidiaries’ proportionate share of the total assets, in the aggregate (after intercompany eliminations), of such Subsidiary (and its Subsidiaries) exceeds ten percent (10%) of the total assets of the Guarantor and its Subsidiaries Consolidated as of the end of the most recently completed Fiscal Quarter; or
(a)the Guarantor’s and its other Subsidiaries’ equity in the income from continuing operations, in the aggregate, before income taxes, extraordinary items and cumulative effect of a change in accounting principles of such Subsidiary (and its Subsidiaries) exceeds ten percent (10%) of such income of the Guarantor and its Subsidiaries Consolidated for the most recently completed Fiscal Year.
"Maturity Date" means the last Repayment Date of a Tranche specified pursuant to Article 4.1.A(b)(iv) or the sole Repayment Date of a Tranche specified pursuant to Article 4.1.B.
"Moody’s" means Moody’s Investors Service, Inc. and its successors.
"Net Leverage Ratio" means, at any date of determination, the ratio of (a) the average of the amounts, calculated as of the last day of each Fiscal Quarter for the four Fiscal Quarter period then ended, equal to (i) the principal amount of Funded Debt outstanding as of the last day of such Fiscal Quarter minus (ii) the total amount of Cash Equivalents on the Consolidated books of the Guarantor as of the last day of such Fiscal Quarter, to (b) Consolidated EBITDA for the four Fiscal Quarter period most recently ended for which financial statements have been delivered to the Bank pursuant to Article 4.02(a) of the Guarantee Agreement.
"Non-EIB Financing" has the meaning given to it in Article 4.3.A(2).
"Non-EIB Financing Prepayment Event" has the meaning given to it in Article 4.3.A(2).

"Non-RFR Floating Rate Tranche" means a Floating Rate Tranche in a currency other than USD.
"Payment Account" means the bank account from which payments under this Contract will be made by the Borrower, as set out in the most recent List of Authorised Signatories and Accounts.
"Payment Date" means the annual, semi-annual or quarterly dates specified in the Disbursement Offer until and including the Maturity Date, save that, in case any such date is not a Relevant Business Day, it means:
(a)for a Fixed Rate Tranche either:
(i)the following Relevant Business Day, without adjustment to the interest due under Article 3.1; or
(ii)the preceding Relevant Business Day with adjustment (but only to the amount of interest due under Article 3.1 that accrued over the last interest period), in case repayment of principal is made in a single instalment in accordance with Article 4.1.B; and
(b)for a Floating Rate Tranche, the following Relevant Business Day in that month, or, failing that, the nearest preceding Relevant Business Day, in all cases with corresponding adjustment to the interest due under Article 3.1.
"Permitted Liens" means:
(a)Liens incurred in the ordinary course of business which do not secure Indebtedness or Hedging Obligations and which do not materially impair the value of, or materially interfere with the use of, in the ordinary course of business of the Guarantor and its Subsidiaries, the property affected and which do not, individually or in the aggregate, have a materially adverse effect on the business of the Guarantor or such Subsidiaries affected thereby individually or of the Guarantor and its Subsidiaries on a Consolidated basis;
(b)Liens existing on the property of a person immediately prior to it being acquired by the Guarantor or any of its Subsidiaries, or any Lien existing on any property acquired by the Guarantor or any of its Subsidiaries at the time such property is so acquired; provided that (i) no such Lien shall secure Indebtedness or Hedging Obligations, (ii) no such Lien shall have been created or assumed in contemplation of such person becoming a Subsidiary of the Guarantor or such acquisition of property, and (iii) each such Lien shall at all times be confined solely to the item or items of property so acquired and the proceeds thereof;
(c)Liens and rights of set-off of banks existing solely with respect to cash, Cash Equivalents or investment property on deposit with such bank in one or more accounts maintained by the Guarantor or any Subsidiary, in each case granted in the ordinary course of business in favour of the bank or banks with which such accounts are maintained;
(d)Liens on Receivables sold under any factoring arrangement permitted hereunder;
(e)precautionary financing statements filed by lessors, or retained interests in leased equipment by lessors, with respect to equipment leases under which the Guarantor or a Subsidiary is lessee;
(f)Liens arising in connection with Tax Incentive Transactions;
(g)Liens securing reimbursement obligations with respect to letters of credit that encumber documents of title and/or property shipped under such letters of credit, to the extent incurred in the ordinary course of business;
(h)mandatory Liens in favour of unsecured creditors attaching to proceeds from the sale of property in a foreclosure or similar proceeding imposed by law of any jurisdiction outside of the U.S. and which have not arisen to secure Indebtedness and do not in the aggregate materially detract from the value of such property or assets;
(i)Liens on cash or deposits to secure Hedging Obligations entered into in the ordinary course of business to hedge risks or reduce costs with respect to interest rates, currency or commodity exposure, and not for speculative purposes; and
(j)Liens granted by a Subsidiary (other than the Borrower) to the Guarantor or another Subsidiary securing Indebtedness of such Subsidiary (other than the Borrower) to the Guarantor or such other Subsidiary; and

(k)any other Liens that secure Indebtedness or other obligations in a principal amount not in excess of 10% of the Guarantor’s Consolidated Net Tangible Assets.
"PIF Directive" means Directive (EU) 2017/1371 of the European Parliament and of the Council of 5 July 2017 on the fight against fraud to the Union's financial interests by means of criminal law as amended, supplemented or restated.
"Prepayment Amount" means the amount of a Tranche to be prepaid by the Borrower in accordance with Article 4.2.A or Article 4.3.A, as applicable.
"Prepayment Date" means the date, as requested by the Borrower and agreed by the Bank or indicated by the Bank (as applicable) on which the Borrower shall effect prepayment of a Prepayment Amount.
"Prepayment Event" means any of the events described in Article 4.3.A.
"Prepayment Indemnity" means in respect of any principal amount to be prepaid, the amount communicated by the Bank to the Borrower as the present value (calculated as of the Prepayment Date) of the excess, if any, of:
(a)the interest net of the Margin that would accrue thereafter on the Prepayment Amount over the period from the Prepayment Date to the Maturity Date, if it were not prepaid; over
(b)the interest that would so accrue over that period, if it were calculated at the Redeployment Rate, less 0.19% (nineteen basis points).
The said present value shall be calculated at a discount rate equal to the Redeployment Rate, applied as of each relevant Payment Date.
"Prepayment Notice" means a written notice from the Bank to the Borrower in accordance with Article 4.2.C.
"Prepayment Request" means a written request from the Borrower to the Bank to prepay all or part of the Loan Outstanding, in accordance with Article 4.2.A.
"Project" has the meaning given to it in Recital (a).
"Project Cost Reduction Event" has the meaning given to it in Article 4.3.A(1).
"Project Group" means the Borrower, the Guarantor, the Guarantor’s Material Subsidiaries, AGCO GmbH (Germany), AGCO SA (France) and Valtra Oy Ab (Finland).
"Rating" means the Guarantor's long-term debt rating (on a senior unsecured non-credit enhanced basis) as was most recently announced by S&P or Moody's, as applicable.
"Receivables" means any right to payment for goods sold or leased or for services rendered whether or not it has been earned by performance.
"Redeployment Rate" means the fixed annual rate determined by the Bank, being a rate which the Bank would apply on the day of the indemnity calculation to a loan that has the same currency, the same terms for the payment of interest and the same repayment profile to the Maturity Date as the Tranche in respect of which a prepayment or cancellation is proposed or requested to be made. Such rate shall not be of negative value.
"Regulation" means the Council Regulation (EC) No. 2015/848 of 20 May 2015 on insolvency proceedings (recast).
"Relevant Business Day" means:
(a)for EUR, a day on which real time gross settlement system operated by the Eurosystem (T2), or any successor system, is open for settlement of payments in EUR; and
(b)for USD, a day (other than Saturday or Sunday) on which banks are open for general business in New York.
"Relevant Person" means, with respect to the Borrower and the Guarantor, any member of its management bodies; or any person acting for it, on its behalf or under its control, having the power to give directions and/or exercise control with respect to the Credit, the Loan or the Project.
"Repayment Date" shall mean each of the Payment Dates specified for the repayment of the principal of a Tranche in the Disbursement Offer, in accordance with the criteria set out in Article 4.1.

"Requested Deferred Disbursement Date" has the meaning given to it in Article 1.5.A(1)(a)(ii).
"RFR" means in respect of RFR Floating Rate Tranches (or amounts payable) in USD, the secured overnight financing rate (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate).
"RFR Business Day" means in respect of RFR Floating Rate Tranches (or amounts payable) in USD, any day other than:
(i)a Saturday or Sunday; and
(ii)a day on which the Securities Industry and Financial Markets Association (or any successor organisation) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US Government securities.
"RFR Floating Rate Tranche" means a Floating Rate Tranche in USD.
"Sanctioned Person" means any individual or entity (for the avoidance of doubt, the term entity includes, but is not limited to, any government, group or terrorist organisation) who is a designated target of, or who is otherwise a subject of, Sanctions (including, without limitation, as a result of being owned or otherwise controlled, directly or indirectly, by any individual or entity, who is a designated target of, or who is otherwise a subject of, Sanctions).
"Sanctions" means the economic or financial sanctions laws, regulations, trade embargoes or other restrictive measures (including, in particular, but not limited to, measures in relation to the financing of terrorism) enacted, administered, implemented or enforced from time to time by any of the following:
(a)the United Nations, including, inter alia, the United Nations Security Council;
(b)the European Union, including, inter alia, the Council of the European Union and the European Commission, and any other competent bodies/institutions or agencies of the European Union; and
(c)the government of the United States of America, and any department, division, agency, or office thereof, including, inter alia, the Office of Foreign Asset Control (OFAC) of the United States Department of the Treasury, the United States Department of State and/or the United States Department of Commerce; and
(d)the government of the United Kingdom, and any department, division, agency, office or authority including, inter alia, the Office of Financial Sanctions Implementation of His Majesty’s Treasury and the Department for International Trade of the United Kingdom.
"Scheduled Disbursement Date" means the date on which a Tranche is scheduled to be disbursed in accordance with Article 1.2.C.
"Schuldschein Loan Agreements" means those certain Schuldscheindarlehansvertrag, dated 12 October 2016 or 27 July 2018, executed by AGCO International GmbH, as borrower and the Guarantor, as guarantor.
"S&P" means Standard & Poor’s Financial Services LLC, a division of S&P Global Inc. and its sucessors.”
"Social Matters" means all, or any of, the following:
(a)labour and working conditions;
(b)occupational health and safety;
(c)rights and interests of vulnerable groups;
(d)rights and interests of indigenous peoples;
(e)gender equality;
(f)public health, safety and security;
(g)avoidance of forced evictions and alleviation of hardship arising from involuntary resettlement; and

(h)stakeholder engagement.
"Spread" means:
(a)with respect to a Non-RFR Floating Rate Tranche, the fixed spread (being of either positive or negative value) to EURIBOR, as determined by the Bank and notified to the Borrower in the relevant Disbursement Offer; or
(b)with respect to an RFR Floating Rate Tranche, the fixed spread (being of either positive or negative value) to the Daily Non-Cumulative Compounded RFR Rate, as determined by the Bank and notified to the Borrower in the relevant Disbursement Offer.
The Spread shall include the Margin.
"Subsidiary" of any person means a corporation, partnership, joint venture, limited liability company or other entity of which a majority of the Equity Interests having ordinary voting power for the election of the Board of Directors or other governing body (other than Equity Interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such person. All references in this Contract and the Guarantee Agreement to a "Subsidiary" or to "Subsidiaries" shall refer to a Subsidiary or Subsidiaries of the Guarantor.
"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).
"Tax Incentive Transactions" means any revenue bond financing arrangement between any person and a development authority or other similar governmental authority or entity for the purpose of providing a property tax abatement or other tax incentive to such person whereby (a) the governmental authority or entity issues notes, bonds or other indebtedness to finance the acquisition of property that at such time is owned by the Guarantor or a Subsidiary, (b) the property so transferred is leased back by the Guarantor or such Subsidiary, (c) the notes, bonds or other Indebtedness issued to finance the acquisition are owned by the Guarantor or a Subsidiary, (d) the rental payments on the lease and the debt service payments on the bonds, notes, or other Indebtedness are substantially equal and (e) the Guarantor or such Subsidiary has the option to prepay the notes, bonds or other Indebtedness, terminate its lease and reacquire the property for nominal consideration at any time; provided that if at any time any of the foregoing conditions shall cease to be satisfied, such transaction shall cease to be a Tax Incentive Transaction.
"Technical Description" has the meaning given to it in Recital (a).
"Tranche" means each disbursement made or to be made under this Contract. In case no Disbursement Acceptance has been received, Tranche shall mean a Tranche as offered under Article 1.2.B.
"USD" means the lawful currency of the United States of America.

Dutch terms
In this Contract references to:
(i)The Netherlands means the European part of the Kingdom of The Netherlands and Dutch means in or of the Netherlands;

(ii)a winding-up, administration or dissolution includes a Dutch entity being:
1)declared bankrupt (failliet verklaard);
2)dissolved (ontbonden);
(iii)a necessary action to authorise or duly authorised where applicable, includes:
1)any action required to comply with the Dutch Works Council Act (Wet op de ondernemingsraden); and
2)obtaining an unconditional positive advice (advies) from the competent works council(s);
(iv)constitutional documents includes akte van oprichting and statuten;

(v)a moratorium includes surseance van betaling and granted a moratorium includes surseance verleend;

(vi)any procedure or step taken in connection with insolvency proceedings includes a Dutch entity having filed a notice under Section 36 of the Tax Collection Act of The Netherlands (Invorderingswet 1990) or Section 60 of the Social Insurance Financing Act of the Netherlands (Wet Financiering Sociale Verzekeringen) in conjunction with Section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990);

(vii)a bankruptcy trustee or a liquidator includes a curator;

(viii)an administrator includes a bewindvoerder as well as a stille bewindvoerder, beoogd bewindvoerder, stille curator and beoogd curator;

(ix)an attachment includes a beslag;

(x)a merger includes a juridische fusie;

(xi)a demerger includes a juridische splitsing;

(xii)a security or a security interest includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), privilege (voorrecht), right of retention (recht van retentie), right to reclaim goods (recht van reclame) and, in general, any right in rem (beperkt recht) created for the purpose of granting security (goederenrechtelijk zekerheidsrecht).

Article 1
Credit and Disbursements
1.1Amount of Credit
By this Contract the Bank establishes in favour of the Borrower, and the Borrower accepts, a credit in an amount equivalent to EUR 250,000,000.00 (two hundred fifty million euros) for the financing of the Project (the "Credit").
1.2Disbursement procedure
1.2.ATranches
The Bank shall disburse the Credit in up to 3 (three) Tranches. The amount of each Tranche shall be in a minimum amount equivalent to EUR 50,000,000.00 (fifty million euros) or (if less) the entire undrawn balance of the Credit.
1.2.BDisbursement Offer
Upon request by the Borrower and subject to Article 1.4.A, provided that no event mentioned in Article 1.6.B has occurred and is continuing, the Bank shall send to the Borrower within 5 (five) Business Days after the receipt of such request a Disbursement Offer for the disbursement of a Tranche. The latest time for receipt by the Bank of such Borrower’s request is 15 (fifteen) Business Days before the Final Availability Date. The Disbursement Offer shall specify:
(a)the amount of the Tranche in the currency, amount and EUR equivalent of the Tranche;
(b)the Scheduled Disbursement Date, which shall be a Relevant Business Day, falling at least 10 (ten) days after the date of the Disbursement Offer and on or before the Final Availability Date;
(c)the interest rate basis of the Tranche, being: (i) a Fixed Rate Tranche; or (ii) a Floating Rate Tranche, in each case, pursuant to the relevant provisions of Article 3.1;
(d)the Payment Dates and the first interest Payment Date for the Tranche;
(e)the terms for repayment of principal for the Tranche, in accordance with the provisions of Article 4.1;
(f)the Repayment Dates and the first and the last Repayment Date for the Tranche, or the single Repayment Date;
(g)for a Fixed Rate Tranche, the Fixed Rate and for a Floating Rate Tranche, the Spread, applicable to the Tranche until the Maturity Date; and
(h)the Disbursement Acceptance Deadline.
1.2.CDisbursement Acceptance
The Borrower may accept a Disbursement Offer by delivering a Disbursement Acceptance to the Bank no later than the Disbursement Acceptance Deadline. The Disbursement Acceptance shall be signed by an Authorised Signatory with individual representation right or two or more Authorised Signatories with joint representation right and shall specify the Disbursement Account to which the disbursement of the Tranche should be made in accordance with Article 1.2.F.
If a Disbursement Offer is duly accepted by the Borrower in accordance with its terms on or before the Disbursement Acceptance Deadline, the Bank shall make the Accepted Tranche available to the Borrower in accordance with the relevant Disbursement Offer and subject to the terms and conditions of this Contract.
The Borrower shall be deemed to have refused any Disbursement Offer which has not been duly accepted in accordance with its terms on or before the Disbursement Acceptance Deadline.
The Bank may rely on the information set out in the most recent List of Authorised Signatories and Accounts provided to the Bank by the Borrower. If a Disbursement Acceptance is signed by a person defined as Authorised Signatory under the most recent List of Authorised Signatories and Accounts provided to the Bank by the Borrower, the Bank may assume that such person has the power to sign and deliver in the name and on behalf of the Borrower such Disbursement Acceptance.

1.2.DDisbursement Account
Disbursement shall be made to the Disbursement Account specified in the relevant Disbursement Acceptance, provided that such Disbursement Account is acceptable to the Bank.
Notwithstanding Article 5.2(e), the Borrower acknowledges that payments to a Disbursement Account notified by the Borrower shall constitute disbursements under this Contract as if they had been made to the Borrower's own bank account.
Only one Disbursement Account may be specified for each Tranche.
1.3Currency of disbursement
The disbursement of each Tranche shall be made in EUR or, subject to availability, in USD.
For the calculation of the sums available to be disbursed in USD, and to determine their equivalent in EUR, the Bank shall apply the rate published by the European Central Bank in Frankfurt am Main, available on or shortly before the date of the Disbursement Offer as the Bank shall decide.
1.4Conditions of disbursement
1.4.ACondition precedent to the first request for Disbursement Offer
The Bank shall have received from the Borrower in form and substance satisfactory to the Bank:
(a)evidence that the execution of this Contract by the Borrower has been duly authorised (pursuant to resolutions of the managing board (bestuur)) and that the person or persons signing this Contract on behalf of the Borrower is/are duly authorised to do so together with the specimen signature of each such person or persons;
(b)at least 2 (two) originals of this Contract duly executed by all Parties;
(c)evidence that the execution of the Guarantee Agreement by the Guarantor has been duly authorised and that the person or persons signing the Guarantee Agreement on behalf of the Guarantor is/are duly authorised to do so together with the specimen signature of each such person or persons;
(d)The following legal opinions on the due execution of this Contract and the relevant documentation by the Borrower and on the legal, valid, binding and enforceable character of the Borrower’s obligations under this Contract and the the Guarantee Agreement substantially in the form agreed by the Bank prior to the signing of this Contract
(i)a legal opinion addressed to the Bank and issued by external Dutch legal counsel to the Borrower on, inter alia, the authority and capacity of the Borrower, and due execution by the Borrower of this Contract;
(ii)a legal opinion addressed to the Bank and issued by external US legal counsel to the Borrower on, inter alia, the authority and capacity of the Guarantor, and due execution by the Guarantor of the Guarantee Agreement;
(iii)a legal opinion addressed to the Bank and issued by external Dutch legal counsel to the Bank confirming, inter alia, that this Contract and the Guarantee Agreement are in full force and effect, and are valid, binding and enforceable in accordance with their respective terms under Dutch law; and
(e)the List of Authorised Signatories and Accounts,
prior to requesting a Disbursement Offer under Article 1.2.B by the Borrower. Any request for a Disbursement Offer made by the Borrower without the above documents having been received by the Bank and to its satisfaction shall be deemed not made.
1.4.BFirst Tranche
The disbursement of the first Tranche under Article 1.2 is conditional upon receipt by the Bank, in form and substance satisfactory to it, on or before the date falling 5 (five) Business Days before the Scheduled Disbursement Date (and, in the case of deferment under Article 1.5, the Requested Deferred Disbursement Date or the Agreed Deferred Disbursement Date, respectively) for the proposed Tranche, of the following documents or evidence:
(a)evidence that the Borrower has obtained all necessary Authorisations, required in connection with this Contract and the Project;

(b)a copy of the articles of association (statuten) of the Borrower, as well as an extract (uittreksel) from the Dutch Commercial Register (Handelsregister) of the Borrower;
(c)a copy of a resolution of the board of managing directors of the Borrower:
(i)approving the terms of, and the transactions contemplated by, this Contract and resolving that it executes, delivers and performs this Contract;
(ii)authorising a specified person or persons to execute this Contract on its behalf; and
(iii)authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Disbursement Acceptance) to be signed and/or despatched by it under or in connection with this Contract;
(d)a copy of a resolution signed by the sole shareholder of the Borrower approving the resolutions of the board of managing directors referred to in paragraph (b) above;
(e)if applicable, a copy of (i) the request for advice from each works council, or central or European works council with jurisdiction over the transactions contemplated by this Contract and (ii) the unconditional positive advice from such works council, or, if no advice is required to be obtained, a declaration by the Borrower, signed by a person or persons duly authorised to act on behalf of the Borrower, that there is no works council, or central or European works council with jurisdiction over the transactions contemplated by this Contract;
(f)a certificate of an authorised signatory of each of the Borrower and the Guarantor, certifying that each copy document relating to the Borrower or the Guarantor, as the case may be, specified in this Article 1.4.B is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Contract;
(g)evidence that the Borrower has obtained all necessary consents, authorisations, licences or approvals of governmental or public bodies or authorities required in connection with this Contract or, if none are required, a declaration by the Borrower, signed by a person or persons duly authorised to act on behalf of the Borrower, that no consents, authorisations, licenses or approvals of governmental or public bodies or authorities are required in connection with this Contract, such evidence substantially in the form provided for in Schedule C.2, paragraph (h);
(h)the duly executed Guarantee Agreement, in full force and effect, covering the aggregate financial obligations of the Borrower under this Contract, in the form set out in Schedule D;
(i)evidence that the AGCO Credit Agreement has been executed; and
(j)evidence of compliance by the Borrower with the financial covenants pursuant to Article 6.7.A.
1.4.CAll Tranches
The disbursement of each Tranche under Article 1.2, including the first, is subject to the following conditions:
(a)that the Bank has received, in form and substance satisfactory to it, on or before the date falling 5 (five) Business Days before the Scheduled Disbursement Date (and, in the case of deferment under Article 1.5, the Requested Deferred Disbursement Date or the Agreed Deferred Disbursement Date, respectively) for the proposed Tranche, of the following documents or evidence:
(i)the following certificates
(1)a certificate from the Borrower in the form of Schedule C.2;
(2)a certificate from the Guarantor in the form of Schedule C.3;
(3)a duly executed Compliance Certificate;
each signed by an authorised representative of the Borrower and/or the Guarantor as set out in the relevant Schedules and dated no earlier than the date falling 10 (ten) Business Days before the Scheduled Disbursement Date (and, in the case of deferment under Article 1.5, the Requested Deferred Disbursement Date or the Agreed Deferred Disbursement Date, respectively);

(ii)a copy of any other authorisation or other document, opinion or assurance which the Bank has notified the Borrower is necessary or desirable in connection with the entry into and performance of, and the transactions contemplated by, this Contract or the legality, validity, binding effect or enforceability of the same; and
(k)that on the Scheduled Disbursement Date (and, in the case of deferment under Article 1.5, on the Requested Deferred Disbursement Date or the Agreed Deferred Disbursement Date, respectively) for the proposed Tranche:
(i)the representations and warranties which are repeated pursuant to Article 6.10 are correct in all respects; and
(ii)no event or circumstance which constitutes or would with the passage of time or giving of notice under this Contract constitute:
(1)an Event of Default; or
(2)a Prepayment Event; or
has occurred and is continuing unremedied or unwaived or would result from the disbursement of the proposed Tranche.
1.5Deferment of disbursement
1.5.AGrounds for deferment
1.5.A(1)BORROWER'S REQUEST
(a)The Borrower may send a written request to the Bank requesting the deferral of the disbursement of an Accepted Tranche. The written request must be received by the Bank at least 5 (five) Business Days before the Scheduled Disbursement Date of the Accepted Tranche and specify:
(i)whether the Borrower would like to defer the disbursement in whole or in part, and if in part, the amount to be deferred; and
(ii)the date until which the Borrower would like to defer a disbursement of the above amount (the "Requested Deferred Disbursement Date"), which must be a date falling not later than:
(1)6 (six) months from its Scheduled Disbursement Date;
(2)30 (thirty) days prior to the first Repayment Date; and
(3)the Final Availability Date.
(b)Upon receipt of such a written request, the Bank shall defer the disbursement of the relevant amount until the Requested Deferred Disbursement Date.
1.5.A(1)FAILURE TO SATISFY CONDITIONS TO DISBURSEMENT
(a)The disbursement of an Accepted Tranche shall be deferred if any condition for disbursement of such Accepted Tranche referred to in Article 1.4 is not fulfilled both:
(i)at the date specified for fulfilment of such condition in Article 1.4; and
(ii)at its Scheduled Disbursement Date (or, where the Scheduled Disbursement Date has been deferred previously, the date expected for disbursement).
(b)The Bank and the Borrower shall agree the date until which the disbursement of such Accepted Tranche shall be deferred (the "Agreed Deferred Disbursement Date"), which must be a date falling:
(i)not earlier than 5 (five) Business Days following the fulfilment of all conditions of disbursement; and
(ii)not later than the Final Availability Date.
(c)Without prejudice to the Bank’s right to suspend and/or cancel the undisbursed portion of the Credit in whole or in part pursuant to Article 1.6.B, the Bank shall defer disbursement of such Accepted Tranche until the Agreed Deferred Disbursement Date.

1.5.A(1)DEFERMENT FEE
If disbursement of an Accepted Tranche is deferred pursuant to paragraphs 1.5.A(1) or 1.5.A(2) above, the Borrower shall pay the Deferment Fee.
1.5.BCancellation of a disbursement deferred by 6 (six) months
If a disbursement has been deferred by more than 6 (six) months in aggregate pursuant to Article 1.5.A, the Bank may notify the Borrower in writing that such disbursement shall be cancelled and such cancellation shall take effect on the date of such written notification. The amount of the disbursement which is cancelled by the Bank pursuant to this Article 1.5.B shall remain available for disbursement under Article 1.2.
1.6Cancellation and suspension
1.6.ABorrower’s right to cancel
(a)The Borrower may send a written notice to the Bank requesting a cancellation of the undisbursed Credit or a portion thereof.
(b)In its written notice, the Borrower:
(i)must specify whether the Credit shall be cancelled in whole or in part and, if in part, the amount of the Credit to be cancelled; and
(ii)must not request any cancellation of an Accepted Tranche, which has a Scheduled Disbursement Date falling within 5 (five) Business Days of the date of such written notice.
(c)Upon receipt of such written notice, the Bank shall cancel the requested portion of the Credit with immediate effect.
1.6.BBank’s right to suspend and cancel
(a)At any time upon the occurrence of the following events, the Bank may notify the Borrower in writing that the undisbursed portion of the Credit shall be suspended and/or (except upon the occurrence of a Market Disruption Event) cancelled in whole or in part:
(i)a Prepayment Event;
(ii)an Event of Default;
(iii)a Market Disruption Event provided the Bank has not received a Disbursement Acceptance; or
(iv)in case of an event or circumstance which would with the passage of time or giving of notice under this Contract constitute a Prepayment Event or an Event of Default:
(1)until such time, the Bank may only suspend the undisbursed portion of the Credit; and
(2)after the expiry of the applicable grace period or the event or circumstance is not capable to be remedied, the Bank may cancel the undisbursed portion of the Credit (in whole or in part).
(b)On the date of such written notification from the Bank the relevant portion of the Credit shall be suspended and/or cancelled with immediate effect. Any suspension shall continue until the Bank ends the suspension or cancels the suspended amount.
1.6.CIndemnity for suspension and cancellation of a Tranche
1.6.C(1)SUSPENSION
If the Bank suspends an Accepted Tranche upon the occurrence of an Indemnifiable Prepayment Event or an Event of Default or of an event or circumstance which would, with the passage of time or the giving of notice or the making of any determination under this Contract (or any combination of the foregoing) constitute an Indemnifiable Prepayment Event or an Event of Default, the Borrower shall pay to the Bank the Deferment Fee calculated on the amount of such Accepted Tranche.

1.6.C(2)CANCELLATION
(a)If an Accepted Tranche which is a Fixed Rate Tranche (the "Cancelled Tranche") is cancelled:
(i)by the Borrower pursuant to Article 1.6.A; or
(ii)by the Bank upon an Indemnifiable Prepayment Event or an event or circumstance which would, with the passage of time or the giving of notice or the making of any determination under this Contract (or any combination of the foregoing) constitute an Indemnifiable Prepayment Event pursuant to Article 1.5.B, the Borrower shall pay to the Bank an indemnity on such Cancelled Tranche.
(b)Such indemnity shall be:
(i)calculated assuming that the Cancelled Tranche had been disbursed and repaid on the same Scheduled Disbursement Date or, to the extent the disbursement of the Tranche is currently deferred or suspended, on the date of the cancellation notice; and
(ii)in the amount communicated by the Bank to the Borrower as the present value (calculated as of the date of cancellation) of the excess, if any, of:
(1)the interest net of the Margin that would accrue thereafter on the Cancelled Tranche over the period from the date of cancellation pursuant to this Article 1.6.C(2), to the Maturity Date, if it were not cancelled; over
(2)the interest that would so accrue over that period, if it were calculated at the Redeployment Rate, less 0.19% (nineteen basis points).
The said present value shall be calculated at a discount rate equal to the Redeployment Rate applied as of each relevant Payment Date of the applicable Tranche.
(c)If the Bank cancels any Accepted Tranche upon the occurrence of an Event of Default, the Borrower shall indemnify the Bank in accordance with Article 10.3.
1.1Cancellation after expiry of the Credit
On the day following the Final Availability Date, unless otherwise specifically notified in writing by the Bank to the Borrower, any part of the Credit in respect of which no Disbursement Acceptance has been received in accordance with Article 1.2.C shall be automatically cancelled, without any further notice from the Bank to the Borrower and without any liability arising on the part of either Party.
1.2Up-front fee
The Borrower authorises the Bank to retain out of the first Tranche an up-front fee in an amount equivalent to 0.10% (10 basis points) of the Credit.
An amount retained by the Bank out of the first Tranche in payment of the up-front fee shall be treated as having been disbursed by the Bank.
If:
(a)no disbursement takes place, the Borrower shall pay to the Bank the up-front fee on the Final Availability Date; or
(b)the Credit is cancelled in full under Article 1.6 prior to the Final Availability Date, the Borrower shall pay to the Bank the up-front fee on the date of such cancellation.
1.3Sums due under Articles 1.5 and 1.6
Sums due under Articles 1.5 and 1.6 shall be payable:
(a)in the currency of the Tranche concerned; and
(b)within 15 (fifteen) days of the Borrower’s receipt of the Bank’s demand or within any longer period specified in the Bank’s demand.

Article 2
The Loan
2.1Amount of Loan
The Loan shall comprise the aggregate amount of Tranches disbursed by the Bank under the Credit, as confirmed by the Bank pursuant to Article 2.3.
2.2Currency of payments
The Borrower shall pay interest, principal and other charges payable in respect of each Tranche in the currency in which such Tranche was disbursed.
Other payments, if any, shall be made in the currency specified by the Bank having regard to the currency of the expenditure to be reimbursed by means of that payment.
2.3Confirmation by the Bank
The Bank shall deliver to the Borrower the amortisation table referred to in Article 4.1, if any, showing the Disbursement Date, the currency, the amount disbursed, the repayment terms and (other than in respect of a RFR Floating Rate Tranche) the interest rate for each Tranche, not later than 10 (ten) calendar days after the Scheduled Disbursement Date for such Tranche.

Article 3
Interest
3.1Rate of interest
For the purposes of this Contract, and for as long as none of the events under (1) or (2) below has occurred and is continuing, "Margin" means 54 basis points (0.54%) provided, however, if the Guarantor’s long term debt credit rating from:
Moody’s falls to (1) Ba1, the Margin shall be 80 basis points (0.80%) or (2) Ba2 or below, the Margin shall be 122 basis points (0.122%); or
S&P's falls to (1) BB+, the Margin shall be 80 basis points (0.80%) or (2) BB or below, the Margin shall be 122 basis points (0.122%).
If the applicable Ratings established by Moody’s and S&P are different, then the Margin will be based on the higher Rating (e.g., if Moody’s announced Rating is higher than S&P’s announced Rating, then the applicable Margin will be based on Moody’s Rating). In the event that either S&P or Moody’s (but not both) shall no longer issue a Rating, the Margin shall be determined by the remaining Rating. In the event that neither S&P nor Moody’s issues a Rating, the Borrower and the Bank shall negotiate in good faith to amend the definition of Margin contained in this Contract to reflect such unavailability of a rating from Moody’s and S&P's. Pending the effectiveness of any such amendment, the Margin shall be determined by reference to the Rating most recently in effect prior to such cessation.
The Margin shall be effective as of the first Payment Date following the downgrade by Moody’s or S&P's, as the case may be, following which either (1) or (2) of the corresponding Rating above become applicable.
3.1.AFixed Rate Tranches
The Borrower shall pay interest on the outstanding balance of each Fixed Rate Tranche at the Fixed Rate quarterly, semi-annually or annually in arrear on the relevant Payment Dates as specified in the Disbursement Offer, commencing on the first such Payment Date following the Disbursement Date of the Tranche. If the period from the Disbursement Date to the first Payment Date is 15 (fifteen) days or less then the payment of interest accrued during such period shall be postponed to the following Payment Date.
Interest shall be calculated on the basis of Article 5.1(a).

3.1.BFloating Rate Tranches
3.1.B(1)GENERAL
(a)The Borrower shall pay interest on the outstanding balance of each Floating Rate Tranche at the applicable Floating Rate quarterly or semi-annually or annually in arrear on the relevant Payment Dates, as specified in the Disbursement Offer commencing on the first such Payment Date following the Disbursement Date of the Tranche. If the period from the Disbursement Date to the first Payment Date is 15 (fifteen) days or less then the payment of interest accrued during such period shall be postponed to the following Payment Date.
(b)The Bank shall not be required to make any notification to the Borrower pursuant to this Article on a day which is not a Business Day (and shall make any such notification on the next Business Day).
3.1.B(2)NON-RFR FLOATING RATE TRANCHES
(a)Interest shall be calculated in respect of each Non-RFR Floating Rate Tranche on the basis of Article 5.1(b).
(b)The Bank shall notify the Borrower of the Floating Rate in respect of Non-RFR Floating Rate Tranches within 10 (ten) days following the commencement of each Floating Rate Reference Period for such Non-RFR Floating Rate Tranche.
(c)If pursuant to Articles 1.5 and 1.6 disbursement of any Non-RFR Floating Rate Tranche takes place after the Scheduled Disbursement Date, EURIBOR applicable to the first Floating Rate Reference Period for such Non-RFR Floating Rate Tranche shall be determined, in accordance with Schedule B, for the Floating Rate Reference Period commencing on the Disbursement Date and not on the Scheduled Disbursement Date.
3.1.B(3)RFR FLOATING RATE TRANCHES
(a)Interest shall be calculated in respect of each RFR Floating Rate Tranche on the basis of Article 5.1(c).
(b)Without prejudice to the Borrower's obligation to pay accrued interest on its due date in accordance with the terms of this Contract, in respect of RFR Floating Rate Tranches the Bank shall, without undue delay upon the interest amount payable in respect of a Floating Rate Reference Period being determinable, notify the Borrower of that interest amount and in any event prior to the last day of the relevant Floating Rate Reference Period. This provision shall not apply to any rate of interest or interest amount determined in accordance with Article 3.1.B(4).
(c)If any day during a Floating Rate Reference Period for an RFR Floating Rate Tranche is not an RFR Business Day, the rate of interest on that RFR Floating Rate Tranche for that day will be the rate applicable to the immediately preceding RFR Business Day.
(d)If pursuant to Articles 1.5 and 1.6 disbursement of any RFR Floating Rate Tranche takes place after the Scheduled Disbursement Date, the interest applicable to the first Floating Rate Reference Period for such RFR Floating Rate Tranche shall be determined, in accordance with Schedule F, for the Floating Rate Reference Period commencing on the Disbursement Date and not on the Scheduled Disbursement Date.
(e)The aggregate amount of interest payable by the Borrower on each RFR Floating Rate Tranche or each overdue amount relating to an RFR Floating Rate Tranche for a Floating Rate Reference Period shall be the sum of the amount of interest for such RFR Floating Rate Tranche or such overdue amount (as applicable) on each day during the applicable Floating Rate Reference Period, provided that, if the aggregate amount of interest for such RFR Floating Rate Tranche or such overdue amount (as applicable) for a Floating Rate Reference Period is less than zero, it will be deemed to be zero.
(f)The amount of interest, indemnities or fee which accrues during a Floating Rate Reference Period for an RFR Floating Rate Tranche (or of any amount equal to that interest, indemnity or fee) shall be rounded to two decimal places (rounded upwards where the 3rd decimal place is 0.005 or above).

(g)If, pursuant to this Contract, any accrued interest on all or any part of an RFR Floating Rate Tranche or any interest on an overdue amount in USD becomes payable by the Borrower or if the amount of accrued interest on all or any part of an RFR Floating Rate Tranche is otherwise required to be determined, in each case, prior to the last day of the applicable Floating Rate Reference Period (including, without limitation, as a result of the Bank demanding repayment in accordance with the provisions of this Contract), that Floating Rate Reference Period shall:
(i)for the purposes of calculating that interest only, and in relation only to such part of that RFR Floating Rate Tranche or overdue amount in USD (as applicable) to which that interest relates, be treated as ending on the day on which that interest becomes payable by the Borrower or is required to be determined pursuant to this Contract; and
(ii)for all other purposes under this Contract, continue to end, and shall be treated as ending, on the last day of that Floating Rate Reference Period.
3.1.B(4)FALLBACK RATE
(a)If, for the purposes of this Article 3.1.B, there is no applicable RFR, Central Bank Rate or Historical Central Bank Rate for an RFR Business Day during a Floating Rate Reference Period for the purposes of calculating the Daily Non-Cumulative Compounded RFR Rate, the Daily Non-Cumulative Compounded RFR Rate shall not apply to that RFR Floating Rate Tranche for that Floating Rate Reference Period and the rate of interest payable by the Borrower on that RFR Floating Rate Tranche for that Floating Rate Reference Period shall be the percentage rate per annum which is the sum of:
(i)the applicable Margin; and
(ii)the rate notified to the Borrower by the Bank for that RFR Floating Rate Tranche to be the Cost of Funds Rate relating to that RFR Floating Rate Tranche, provided that, if the aggregate amount of interest for such RFR Floating Rate Tranche for that Floating Rate Reference Period is less than zero, it will be deemed to be zero.
3.2Interest on overdue sums
3.2.ANon-RFR Floating Rate Tranches and Fixed Rate Tranches other than those disbursed in USD
Without prejudice to Article 10 and by way of exception to Article 3.1, if the Borrower fails to pay any amount payable by it under this Contract in respect of a Non-RFR Floating Rate Tranche or a Fixed Rate Tranche in a currency other than USD, in each case on its due date, interest shall accrue on any overdue amount payable under the terms of this Contract from the due date to the date of actual payment at an annual rate equal to:
(a)for overdue sums related to Non-RFR Floating Rate Tranches, the applicable Floating Rate plus 2% (200 basis points); and
(b)for overdue sums related to Fixed Rate Tranches other than those disbursed in USD, the higher of:
(i)the applicable Fixed Rate plus 2% (200 basis points); or
(ii)EURIBOR (one month) plus 2% (200 basis points);
and shall be payable in accordance with the demand of the Bank. For the purpose of determining EURIBOR in relation to this Article 3.2.A(b), the relevant periods within the meaning of Schedule B shall be successive periods of one (1) month commencing on the due date.
3.2.BRFR Floating Rate Tranches
Without prejudice to Article 10 and by way of exception to Article 3.1, if the Borrower fails to pay any amount payable by it under this Contract in respect of an RFR Floating Rate Tranche on its due date, interest shall:

(a)accrue on any overdue amount payable under the terms of this Contract for any day from the due date to the date of actual payment at an annual rate equal to the aggregate of the Daily Non-Cumulative Compounded RFR Rate for that day plus the Spread applicable to such RFR Floating Rate Tranche plus 2% (200 basis points) per annum, for successive Floating Rate Reference Periods, each of a duration selected by the Bank (acting reasonably), with the first such Floating Rate Reference Period to commence from the due date of the overdue amount; and
(b)be payable by the Borrower in accordance with the demand of the Bank.
3.2.CFixed Rate Tranches disbursed in USD
Without prejudice to Article 10 and by way of exception to Article 3.1, if the Borrower fails to pay any amount payable by it under this Contract in respect of a Fixed Rate Tranche disbursed in USD on its due date, interest shall:
(a)accrue on any overdue amount payable under the terms of this Contract from the due date to the date of actual payment at an annual rate equal to the higher of:
(i)the applicable Fixed Rate plus 2% (200 basis points); or
(ii)the Daily Rate as at the date falling two RFR Business Days prior to the due date for the relevant amount plus 2% (200 basis points), provided that, if the sum remains overdue for more than one month, the Daily Rate shall be reset as at the date falling two RFR Business Days prior to each date falling monthly after the due date for the relevant amount; and
(b)be payable by the Borrower in accordance with the demand of the Bank.
3.2.DOverdue sums not relating to Tranches and payable in EUR
Without prejudice to Article 10 and by way of exception to Article 3.1, if the Borrower fails to pay any amount payable by it under this Contract in EUR which does not relate to a Tranche on its due date, interest shall:
(a)accrue on any overdue amount from the due date to the date of actual payment at an annual rate equal to EURIBOR (one month) plus 2% (200 basis points); and
(b)be payable by the Borrower in accordance with the demand of the Bank.
For the purpose of determining EURIBOR in relation to this Article 3.2.D, the relevant periods within the meaning of Schedule B shall be successive periods of one (1) month commencing on the due date.
Notwithstanding Articles 3.2.D and 3.2.E, if the overdue sum is in a currency for which no RFR and no EURIBOR is specified in this Contract, the following rate per annum shall apply, namely the relevant interbank rate or, as determined by the Bank, the relevant risk-free rate that is generally retained by the Bank for transactions in that currency plus 2% (200 basis points), calculated in accordance with the market practice for such rate.
3.2.EOverdue sums not relating to Tranches and payable in USD
Without prejudice to Article 10 and by way of exception to Article 3.1, if the Borrower fails to pay any amount payable by it under this Contract in USD which does not relate to a Tranche on its due date, interest shall:
(a)accrue on any overdue amount from the due date to the date of actual payment at an annual rate equal to the Daily Rate as at the date falling two RFR Business Days prior to the due date for the relevant amount plus 2% (200 basis points), provided that, if the sum remains overdue for more than one month, the Daily Rate shall be reset as at the date falling two RFR Business Days prior to each date falling monthly after the due date for the relevant amount; and
(b)be payable by the Borrower in accordance with the demand of the Bank.
3.3Market Disruption Event
If at any time:
(a)from the receipt by the Bank of a Disbursement Acceptance in respect of a Tranche; and

(b)until the date falling either:
(i)30 (thirty) calendar days prior to the Scheduled Disbursement Date for Tranches to be disbursed in EUR; or
(ii)2 (two) Business Days prior to the Scheduled Disbursement Date for Tranches to be disbursed in USD, a Market Disruption Event occurs, the Bank may notify the Borrower that this Article 3.3 has come into effect.
Irrespective of the currency of disbursement accepted by the Borrower originally for the Tranche, the Bank shall notify to the Borrower the EUR equivalent to be disbursed on the Scheduled Disbursement Date. The rate of interest applicable to such Accepted Tranche until the Maturity Date shall be the percentage rate per annum which is the sum of the Margin and the Cost of Funds Rate.
The Borrower shall have the right to refuse in writing such disbursement within the deadline specified in the notice and shall bear charges incurred as a result, if any, in which case the Bank shall not effect the disbursement and the corresponding portion of the Credit shall remain available for disbursement under Article 1.2. If the Borrower does not refuse the disbursement in time, the Parties agree that the disbursement in EUR and the conditions thereof shall be fully binding for all Parties. The Spread or Fixed Rate previously accepted by the Borrower shall no longer be applicable.
Article 4
Repayment
4.1Normal repayment
4.1.ARepayment by instalments
(a)The Borrower shall repay each Tranche by instalments on the Repayment Dates specified in the relevant Disbursement Offer in accordance with the terms of the amortisation table delivered pursuant to Article 2.3.
(b)Each amortisation table shall be drawn up on the basis that:
(i)in the case of a Fixed Rate Tranche, repayment shall be made quarterly, semi-annually or annually by equal instalments of principal or constant instalments of principal and interest;
(ii)in the case of a Floating Rate Tranche, repayment shall be made by equal quarterly, semi-annual or annual instalments of principal;
(iii)the first Repayment Date of each Tranche shall fall not earlier than 30 (thirty) days from the Scheduled Disbursement Date and not later than the Repayment Date immediately following the 2nd (second)anniversary of the Scheduled Disbursement Date of the Tranche; and
(iv)the last Repayment Date of each Tranche shall fall not earlier than 4 (four) years and not later than 10 (ten) years from the Scheduled Disbursement Date.
4.1.BSingle instalment
Alternatively, the Borrower shall repay the Tranche in a single instalment on the sole Repayment Date specified in the Disbursement Offer that shall fall not earlier than 3 (three) years and not later than 6 (six) years from the Scheduled Disbursement Date.
4.2Voluntary prepayment
4.2.APrepayment option
Subject to Articles 4.2.B, 4.2.C and 4.4, the Borrower may prepay all or part of any Tranche, together with accrued interest and indemnities if any, upon giving a Prepayment Request with at least 30 (thirty) calendar days' prior notice specifying:
(a)the Prepayment Amount;

(b)the Prepayment Date, which shall be a Payment Date;
(c)if applicable, the choice of application method of the Prepayment Amount in line with Article 5.5.C(a); and
(d)the Contract Number.
The Prepayment Request shall be irrevocable.
4.2.BPrepayment indemnity
4.2.B(1) FIXED RATE TRANCHE
If the Borrower prepays a Fixed Rate Tranche, the Borrower shall pay to the Bank on the Prepayment Date the Prepayment Indemnity in respect of the Fixed Rate Tranche which is being prepaid.
4.2.B(2) FLOATING RATE TRANCHE
The Borrower may prepay a Floating Rate Tranche without indemnity.
4.2.CPrepayment mechanics
Upon presentation by the Borrower to the Bank of a Prepayment Request, the Bank shall issue a Prepayment Notice to the Borrower:
(a)in the case of a prepayment of a Tranche other than an RFR Floating Rate Tranche, not later than 15 (fifteen) days prior to the Prepayment Date; and
(b)in the case of a prepayment of an RFR Floating Rate Tranche, prior to the Prepayment Date.
The Prepayment Notice shall specify the Prepayment Amount, the accrued interest due thereon, the Prepayment Indemnity payable under Article 4.2.B or, as the case may be, that no indemnity is due, the method of application of the Prepayment Amount and, if a Prepayment Indemnity is applicable, the deadline by which the Borrower may accept the Prepayment Notice.
If the Borrower accepts the Prepayment Notice no later than by the deadline (if any) specified in the Prepayment Notice, the Borrower shall effect the prepayment. In any other case, the Borrower may not effect the prepayment.
The Borrower shall accompany the payment of the Prepayment Amount by the payment of accrued interest, the Prepayment Indemnity due on the Prepayment Amount, as specified in the Prepayment Notice, and the fee under Article 4.2.D, if any.
4.2.DAdministrative Fee
If the Borrower prepays a Tranche on a date other than a relevant Payment Date, or if the Bank exceptionally accepts, solely upon the Bank’s discretion, a Prepayment Request with prior notice of less than 30 (thirty) calendar days, the Borrower shall pay to the Bank an administrative fee in such amount as the Bank shall notify to the Borrower.
4.3Compulsory prepayment and cancellation
4.3.APrepayment Events
4.3.A(1) PROJECT COST REDUCTION EVENT
(a)The Borrower shall promptly inform the Bank if a Project Cost Reduction Event has occurred or is likely to occur. At any time after the occurrence of a Project Cost Reduction Event the Bank may, by notice to the Borrower, cancel the undisbursed portion of the Credit and/or demand prepayment of the Loan Outstanding up to the amount by which the Credit exceeds the limits referred to in paragraph (c) below together with accrued interest and all other amounts accrued and outstanding under this Contract in relation to the proportion of the Loan Outstanding to be prepaid.
(b)The Borrower shall effect payment of the amount demanded on the date specified by the Bank, such date falling not less than 30 (thirty) days from the date of the demand.

(c)For the purpose of this Article, "Project Cost Reduction Event" means that the total cost of the Project falls below the figure stated in Recital (b) so that the amount of the Credit exceeds:
(i)50% (fifty per cent); and/or
(ii)when aggregated with the amount of any other funds from the European Union made available for the Project, 70% (seventy per cent), of such total cost of the Project.
4.3.A(2) NON-EIB FINANCING PREPAYMENT EVENT
(a)The Borrower shall promptly inform the Bank if a Non-EIB Financing Prepayment Event has occurred or is likely to occur. At any time after the occurrence of a Non-EIB Financing Prepayment Event the Bank may, by notice to the Borrower, cancel the undisbursed portion of the Credit and demand prepayment of the Loan Outstanding, together with accrued interest and all other amounts accrued and outstanding under this Contract in relation to the proportion of the Loan Outstanding to be prepaid.
(b)The proportion of the Credit that the Bank may cancel and the proportion of the Loan Outstanding that the Bank may require to be prepaid shall be the same as the proportion that the prepaid amount of the Non-EIB Financing bears to the aggregate outstanding amount of all Non-EIB Financing.
(c)The Borrower shall effect payment of the amount demanded on the date specified by the Bank, such date being a date falling not less than 30 (thirty) days from the date of the demand.
(d)Paragraph (a) does not apply to any voluntary prepayment (or repurchase or cancellation, as the case may be) of a Non-EIB Financing:
(i)made with a prior written consent of the Bank;
(ii)made within a revolving credit facility; or
(iii)made out of the proceeds of any financial indebtedness having a term at least equal to the unexpired term of such Non-EIB Financing prepaid; or
(iv)if, following such prepayment the amount of the Loan Outstanding constitutes less than 40% (fourty per cent.) of the aggregate outstanding Non-EIB Financing to the Borrower, the Guarantor and any of the Subsidiaries.
(e)For the purposes of this Article:
(i)"Non-EIB Financing Prepayment Event" means any case where the Borrower, the Guarantor or any of the Subsidiaries voluntarily prepays (for the avoidance of doubt, such prepayment shall include a voluntary repurchase or cancellation of any creditor's commitment, as the case may be) a part or the whole of any Non-EIB Financing; and
(ii)"Non-EIB Financing" means any loan (save for the Loan and any other direct loans from the Bank to the Borrower (or the Guarantor or any of its Subsidiaries)), credit bond or other form of financial indebtedness or any obligation for the payment or repayment of money originally granted to the Borrower (or the Guarantor or any of its Subsidiaries)) for a term of 5 (five) years or for a term of more than 5 (five) years.
4.3.A(3) CHANGE OF CONTROL EVENT
(a)The Borrower shall promptly inform the Bank if a Change-of-Control Event has occurred or is likely to occur in respect of itself. At any time after the occurrence of a Change-of-Control Event, the Bank may, by notice to the Borrower or the Guarantor, cancel the undisbursed portion of the Credit and/or demand prepayment of the Loan Outstanding, together with accrued interest and all other amounts accrued or outstanding under this Contract.
In addition, if the Borrower or the Guarantor has informed the Bank that a Change-of-Control Event is about to occur, or if the Bank has reasonable cause to believe that a Change-of-Control Event has occurred or is about to occur, the Bank may request that the Borrower consult with it. Such consultation shall take place within 30 (thirty) days from the date of the Bank’s request.

After the earlier of:
(i)the lapse of 30 (thirty) days from the date of such request for consultation; or
(ii)at any time thereafter, upon the occurrence of the anticipated Change-of-Control Event, the Bank may, by notice to the Borrower, cancel the undisbursed portion of the Credit and demand prepayment of the Loan Outstanding, together with accrued interest and all other amounts accrued and outstanding under this Contract.
The Borrower shall effect payment of the amount demanded on the date specified by the Bank, such date being a date falling not less than 30 (thirty) days from the date of the demand.
(b)For the purposes of this Article:
(i)a "Change-of-Control Event" occurs if:
(1)any person, or group of persons acting in concert, gains beneficial ownership, directly or indirectly, of voting Equity Interests (or other securities convertible into such voting Equity Interests) representing 35% (thirty-five percent) or more of the combined voting power of all voting Equity Interests of the Guarantor; or
(2)the Guarantor ceases to be the beneficial owner, directly or indirectly through wholly owned Subsidiaries, of 100% (one hundred per cent) of the issued share capital of the Borrower; or
(3)a majority of the members of the Board or Directors of the Guarantor shall cease to be composed of individuals (i) who were members of that Board of Directors of the Guarantor on the date of this Contract or (ii) whose election to the Board of Directors of the Guarantor, or whose nomination for election by the Guarantor's stakeholders, was approved by a vote of at least two-thirds of the members of the Board of Directors of the Guarantor who were either directors on the date of this Contract or whose election or nomination for election was previously so approved; and
(ii)"acting in concert" means acting together pursuant to an agreement or understanding (whether formal or informal).
4.3.A(4) CHANGE OF LAW EVENT
The Borrower shall promptly inform the Bank if a Change-of-Law Event has occurred or is likely to occur in respect of itself or the Guarantor. In such case, or if the Bank has reasonable cause to believe that a Change-of-Law Event has occurred or is about to occur, the Bank may request that the Borrower consult with it. Such consultation shall take place within 30 (thirty) days from the date of the Bank’s request. If, after the lapse of 30 (thirty) days from the date of such request for consultation the Bank is of the reasonable opinion that:
(a)such Change-of-Law Event would materially impair the Borrower’s or Guarantor’s ability to perform its obligations under this Contract or the Guarantee Agreement (as applicable), and
(b)the effects of such Change-of-Law Event cannot be mitigated to its satisfaction, the Bank may, by notice to the Borrower, cancel the undisbursed portion of the Credit and/or demand prepayment of the Loan Outstanding, together with accrued interest and all other amounts accrued and outstanding under this Contract.
The Borrower shall effect payment of the amount demanded on the date specified by the Bank, such date being a date falling not less than 30 (thirty) days from the date of the demand.
For the purposes of this Article "Change-of-Law Event" means the enactment, promulgation, execution or ratification of or any change in or amendment to any law, rule or regulation (or in the application or official interpretation of any law, rule or regulation) that occurs after the date of this Contract and which, in the opinion of the Bank, would materially impair (a) the Borrower's ability to perform its obligations under this Contract or (b) the Guarantor’s ability to perform its obligations under the Guarantee Agreement.
4.3.A(5) ILLEGALITY EVENT
(a)Upon becoming aware of an Illegality Event:

(i)the Bank shall promptly notify the Borrower, and
(ii)the Bank may immediately (A) suspend or cancel the undisbursed portion of the Credit, and/or (B) demand prepayment of the Loan Outstanding, together with accrued interest and all other amounts accrued and outstanding under this Contract on the date indicated by the Bank in its notice to the Borrower.
(b)For the purposes of this Article, "Illegality Event" means that it becomes unlawful in any applicable jurisdiction, or if it becomes contrary to any Sanctions, for the Bank to:
(i)perform any of its obligations as contemplated in this Contract; or
(ii)fund or maintain the Loan.
4.3.BPrepayment mechanics
Any sum demanded by the Bank pursuant to Article 4.3.A, together with any interest or other amounts accrued or outstanding under this Contract including, without limitation, any indemnity due under Article 4.3.C, shall be paid on the Prepayment Date indicated by the Bank in its notice of demand.
4.3.CPrepayment indemnity
4.3.C(1)FIXED RATE TRANCHE
If the Borrower prepays a Fixed Rate Tranche in case of an Indemnifiable Prepayment Event, the Borrower shall pay to the Bank on the Prepayment Date the Prepayment Indemnity in respect of the Fixed Rate Tranche that is being prepaid.
4.3.C(2)FLOATING RATE TRANCHE
The Borrower may prepay the Floating Rate Tranches without the Prepayment Indemnity.
4.4General
4.4.ANo prejudice to Article 10
This Article 4 shall not prejudice Article 10.
4.4.BNo reborrowing
A repaid or prepaid amount may not be reborrowed.
Article 5
Payments
5.1Day count convention
Any amount due by way of interest, indemnity, or the Deferment Fee from the Borrower under this Contract, and calculated in respect of a fraction of a year, shall be determined on the following respective conventions:
(a)under a Fixed Rate Tranche, a year of 360 (three hundred and sixty) days and a month of 30 (thirty) days;
(b)under a Non-RFR Floating Rate Tranche, a year of 360 (three hundred and sixty) days and the number of days elapsed; and
(c)under an RFR Floating Rate Tranche, in accordance with the relevant day count conventions set out in Schedule F and Schedule G (as applicable).
5.2Time and place of payment
(a)Unless otherwise specified in this Contract or in the Bank’s demand, all sums other than sums of interest, indemnity and principal are payable within 15 (fifteen) days of the Borrower’s receipt of the Bank’s demand.

(b)Each sum payable by the Borrower under this Contract shall be paid to the relevant account notified by the Bank to the Borrower. The Bank shall notify the account not less than 15 (fifteen) days before the due date for the first payment by the Borrower and shall notify any change of account not less than 15 (fifteen) days before the date of the first payment to which the change applies. This period of notice does not apply in the case of payment under Article 10.
(c)The Borrower shall indicate the Contract Number in the payment details for each payment made hereunder.
(d)A sum due from the Borrower shall be deemed paid when the Bank receives it.
(e)Any disbursements by and payments to the Bank under this Contract shall be made using the Disbursement Account (for disbursements by the Bank) and the Payment Account (for payments to the Bank).
5.3No set-off by the Borrower
All payments to be made by the Borrower under this Contract shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.
5.4Disruption to Payment Systems
If either the Bank determines (in its discretion) that a Disruption Event has occurred or the Bank is notified by the Borrower that a Disruption Event has occurred:
(a)the Bank may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of this Contract as the Bank may deem necessary in the circumstances;
(b)the Bank shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes; and
(c)the Bank shall not be liable for any damages, costs or losses whatsoever arising as a result of a Disruption Event or for taking or not taking any action pursuant to or in connection with this Article 5.4.
5.5Application of sums received
5.5.AGeneral
Sums received from the Borrower shall only discharge its payment obligations if received in accordance with the terms of this Contract.
5.5.BPartial payments
If the Bank receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under this Contract, the Bank shall apply that payment, in the order set out below, in or towards:
(a)pro rata to each of any unpaid fees, costs, indemnities and expenses due under this Contract;
(b)any accrued interest due but unpaid under this Contract;
(c)any principal due but unpaid under this Contract; and
(d)any other sum due but unpaid under this Contract.
5.5.CAllocation of sums related to Tranches
(a)In case of:
(i)a partial voluntary prepayment of a Tranche that is subject to a repayment in several instalments, the Prepayment Amount shall be applied pro rata to each outstanding instalment, or, at the request of the Borrower, in inverse order of maturity; or

(ii)a partial compulsory prepayment of a Tranche that is subject to a repayment in several instalments, the Prepayment Amount shall be applied in reduction of the outstanding instalments in inverse order of maturity.
(b)Sums received by the Bank following a demand under Article 10.1 and applied to a Tranche, shall reduce the outstanding instalments in inverse order of maturity. The Bank may apply sums received between Tranches at its discretion.
(c)In case of receipt of sums which cannot be identified as applicable to a specific Tranche, and on which there is no agreement between the Bank and the Borrower on their application, the Bank may apply these between Tranches at its discretion.
Article 6
Borrower undertakings and representations
The undertakings in this Article 6 remain in force from the date of this Contract for so long as any amount is outstanding under this Contract or the Credit is in force.
6.1Integrity
The Borrower shall take, within a reasonable timeframe, appropriate measures in respect of any member of its management bodies who has been convicted by a final and irrevocable court ruling of an Illegal Activity perpetrated in the course of the exercise of his/her professional duties, in order to ensure that such member is excluded from any Borrower’s activity in relation to the Credit, Loan or the Project.
6.2Disposal of assets
(a)Except as provided below, the Borrower shall not, and shall procure that no other member of the Group will, either in a single transaction or in a series of transactions whether related or not and whether voluntarily or involuntarily dispose of any part of its assets.
(b)Paragraph (a) above does not apply to:
(i)    sales of Inventory in the ordinary course of its business;
(ii)    sale or disposition of obsolete, worn-out or surplus equipment in the ordinary course of business;
(iii)    so long as no Event of Default has occurred and is then continuing, the sale of fixed assets in connection with Tax Incentive Transactions;
(iv)    transfers of assets among the Guarantor and its Subsidiaries in compliance with Article 6.7.B;
(v)    sales of Receivables in connection with factoring arrangements in the ordinary course of business; and
(vi)    so long as no Event of Default has occurred and is then continuing, the sale of any other assets by the Guarantor or any Subsidiary in an aggregate amount during any Fiscal Year of the Guarantor not exceeding 10% of the Consolidated Net Tangible Assets of the Guarantor as of the last day of such Fiscal Year and (ii) in an aggregate amount during the term of this Contract not exceeding 20% of the Consolidated Net Tangible Assets of the Guarantor at any time, in each case, other than assets forming part of the Project and all shares in Subsidiaries holding assets forming part of the Project, which may not be disposed of, unless such disposal is made to the Guarantor or to Subsidiaries of the Guarantor.
(c)For the purposes of this Article, "dispose" and "disposal" includes any act effecting sale, transfer, lease or other disposal.

6.3Compliance with laws
(a)The Borrower shall and shall ensure that each member of the Group will comply in all respects with all laws to which it or the Project is subject, if failure so to comply would materially impair the ability of the Borrower or respectively any other member of the Group to perform its obligations under this Contract or, in case of the Guarantor, the Guarantee Agreement.
(b)Notwithstanding paragraph (a) above, the Borrower shall and shall ensure that any member of the Group will comply in all respects with any laws to which it may be subject and the breach of which would constitute an Illegal Activity.
6.4Change in business
The Borrower shall procure that the core business of the Borrower or the Group as a whole shall continue to be the manufacture, sale and financing of goods and services in the agricultural industry, together with any business substantially related, ancillary or incidental thereto.
6.5Merger
The Borrower shall not and shall ensure that no member of the Group will enter into any amalgamation, demerger, merger or corporate reconstruction without the prior written consent of the Bank, such consent not to be unreasonably withheld, and other than where:
(a)such amalgamation, demerger, merger or corporate reconstruction is on a solvent basis; and
(b)the merger does not involve any Sanctioned Person; and
(c)if the Borrower is involved the Borrower is the surviving legal entity following any such amalgamation, demerger, merger or corporate reconstruction.
6.6Books and records
The Borrower shall ensure that it has, kept and will continue to keep proper books and records of account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower, including expenditures in connection with the Project, in accordance with GAAP as in effect from time to time.
1.4Financial undertakings
1.7.AFinancial covenants
(a)    Net Leverage Ratio. The Borrower shall not allow, and shall procure that the Guarantor does not allow, as of the end of each Fiscal Quarter, the Net Leverage Ratio to exceed 3.00 to 1.00; provided that, notwithstanding the foregoing, for the four Fiscal Quarters ended immediately following closing of a Material Acquisition (including the Fiscal Quarter in which such Material Acquisition occurs), the Net Leverage Ratio shall not exceed 3.50 to 1.00.
(b)    Interest Coverage Ratio. The Borrower shall, and shall procure that the Guarantor will, maintain, as of the end of each Fiscal Quarter, an Interest Coverage Ratio of not less than 3.00 to 1.00.
1.7.BAffiliate transactions
The Borrower shall not, and shall procure that neither the Guarantor nor any Subsidiary will, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, on terms and conditions less favourable to the Borrower, the Guarantor or such Subsidiary than those that could be obtained on an arm’s-length basis with a person that is not such an Affiliate, except (a) transactions to the extent between or among the Guarantor and its Subsidiaries, (b) Restricted Payments permitted by Article 6.7.C, (c) increases in compensation and benefits for officers and employees of the Guarantor and its Subsidiaries which are customary in the industry or consistent with the past business practice of the Guarantor, or payment of customary directors’ fees and indemnities, and (d) transactions entered into in good faith and for legitimate business purposes with any person that is an Affiliate by reason of the ownership by the Guarantor or any of its Subsidiaries of Equity Interests of such person.
1.7.CRestricted Payments
The Borrower shall not, and shall procure that neither the Guarantor nor any Subsidiary will, directly or indirectly declare or make any Restricted Payment if at the time of such Restricted Payment, after giving effect thereto, there shall exist an Event of Default; provided that (a) any Subsidiary of the Guarantor may make Restricted Payments to the Guarantor or any Subsidiary of the Guarantor and (b) to the extent any Subsidiary of the Guarantor is treated for tax purposes as a limited liability company, partnership or other “pass-through” entity, such Subsidiary may make Restricted Payments required by the terms of its governing documents to be made during such period to the owners of Equity Interests in such Subsidiary to pay the tax liability of such persons as a result of their ownership of Equity Interests in such Subsidiary for such period.
1.7.DIndebtedness
The Borrower shall not, and shall procure that neither the Guarantor nor any Subsidiary will, create, assume, incur or otherwise become or remain obligated in respect of, or permit to be outstanding, any Indebtedness except:
(a)Indebtedness under any agreement or other instrument entered into with the Bank;
(b)Indebtedness under the AGCO Credit Agreement;
(c)Indebtedness under the Schuldschein Loan Agreements;
(d)unsecured Indebtedness under the European Term Loan Credit Agreement as of the date of this Contract;
(e)Indebtedness as described in Schedule F hereto (including Indebtedness under the AGCO Credit Agreement, the Schuldschein Loan Agreements and the European Term Loan Credit Agreement as of the date of this Agreement);
(f)intercompany Indebtedness among any of the Guarantor and the Subsidiaries; provided, to the extent such Indebtedness is incurred by or an obligation of the Borrower or any other member of the Group, such Indebtedness, shall be unsecured;
(g)Indebtedness arising under a declaration of joint and several liability used for the purpose of section 2:403 DCC (and any residual liability under such declaration arising pursuant to section 2:404(2) DCC);
(h)Indebtedness arising as a result of two or more Subsidiaries being part of a fiscal unity (fiscale eenheid) for Dutch Tax purposes;
(i)Indebtedness under any Capitalized Leases in existence as of the date of this Contract; and
(j)Indebtedness incurred after the date of this Contract so long as (i) no Event of Default exists or would result therefrom, (ii) the Borrower and/or the Guarantor (as applicable) determines after giving effect to the incurrence of such Indebtedness that it is in pro forma compliance with the financial covenants set forth in Article 6.7.A of this Contract and/or Article 5.13 of the Guarantee Agreement (as applicable), and (iii) such Indebtedness shall be unsecured except to the extent it is secured by a Permitted Lien. In the event any Indebtedness subject to this clause (j) is a revolving line of credit, the pro forma compliance shall be calculated based upon the maximum facility amount of such revolving credit facility, assuming it is fully drawn, in which case such pro forma compliance shall be satisfied for all future borrowings thereunder up to the amount of such maximum facility amount.
1.7.ERestrictions on Subsidiaries
The Borrower shall not (and shall procure that the Guarantor shall not permit any Subsidiary to) enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or limits
(a)     the amount of dividends or other distributions with respect to any of its Equity Interests that may be paid by such Subsidiary to the Guarantor or another Subsidiary of the Guarantor,
(b)     the amount of loans that may be made by such Subsidiary to the Guarantor or another Subsidiary of the Guarantor,

(c)     the amount of payments by such Subsidiary on Indebtedness owing by such Subsidiary of the Guarantor to the Guarantor or another Subsidiary, or
(d)     the ability of such Subsidiary to transfer any of its properties or assets to the Guarantor or any other Subsidiary of the Guarantor, other than:
(i)     restrictions imposed under an agreement for the sale of all of the Equity Interests in a Subsidiary or for the sale of a substantial part of the assets of such Subsidiary, in either case to the extent permitted hereunder and pending the consummation of such sale,
(ii)     restrictions set forth in the AGCO Credit Agreement, the Schuldschein Loan Agreements and the European Term Loan Credit Agreement as of the effective date of such documents and any similar restrictions set forth in documents governing Indebtedness permitted under Article 6.7.D,
(iii)     restrictions imposed by applicable law, this Contract or the Guarantee Agreement,
(iv)     restrictions in any agreement with another person relating to a joint venture conducted through a Subsidiary of the Guarantor in which such person is a minority stockholder requiring the consent of such person to the payment of dividends,
(v)     with respect to restrictions of the type described in clause (d) above, restrictions under agreements governing Indebtedness secured by a Lien not otherwise prohibited hereunder that limit the right of the debtor to dispose of the assets securing such Indebtedness,
(vi)     customary provisions contained in leases, licenses and other similar agreements entered into in the ordinary course of business that impose restrictions of the type described in clause (d) above on the property subject to such lease,
(vii)     customary anti-assignment provisions contained in agreements entered into in the ordinary course of business,
(viii)     customary subordination of subrogation, contribution and similar claims contained in guaranties permitted under AGCO Credit Agreement and hereunder,
(ix)     restrictions on the transfer, lease, or license of any property or asset of the Guarantor or any Subsidiary in effect on the date of this Contract that were entered into in the ordinary course of business, and
(x)     encumbrances or restrictions existing with respect to any person or the property or assets of such person acquired by the Guarantor or any Subsidiary of the Guarantor, provided that such encumbrances and restrictions were in existence immediately prior to such acquisition (and not created in contemplation thereof) and are not applicable to any person or the property or assets of any person other than such acquired person or the property or assets of such acquired person.
6.7Data Protection
Before disclosing any personal data (other than mere contact information relating to the Borrower’s personnel involved in the management of this Contract) to the Bank in connection with this Contract, the Borrower shall ensure that each data subject of such personal data:
(i)has been informed of the disclosure to the Bank (including the categories of personal data to be disclosed); and
(ii)has been advised on the information contained in (or has been provided with an appropriate link to) the Bank’s privacy statement in relation to its lending and investment activities as set out from time to time at https://www.eib.org/en/privacy/lending (or such other address as the Bank may notify to the Borrower in writing from time to time).
6.8Sanctions
The Borrower shall not, and shall procure that the Guarantor and any Subsidiary involved in the Project shall not, directly or, to the best of knowledge of the Borrower and the Guarantor, indirectly:
(a)enter into a business relationship with, and/or make any funds and/or economic resources available to, or for the benefit of, any Sanctioned Person in connection with the Project, or

(b)use all or part of the proceeds of the Loan or lend, contribute or otherwise make available such proceeds to any person in any manner that would result in a breach by itself and/or by the Bank of any Sanctions; or
(c)fund all or part of any payment under this Contract or the Guarantee Agreement out of proceeds derived from activities or businesses with a Sanctioned Person or in any manner that would result in a breach by itself and/or by the Bank of any Sanctions.
It is acknowledged and agreed that the undertakings set out in this Article 6.13 are only sought by and given to the Bank to the extent that to do so would be permissible pursuant to any applicable anti-boycott rule of the EU such as Regulation (EC) 2271/96.
6.9General Representations and Warranties
The Borrower represents and warrants to the Bank that:
(a)it is duly incorporated and validly existing as a private company with limited liability (besloten vennootschap) under Dutch law and it has power to carry on its business as it is now being conducted and to own its property and other assets;
(b)it has the power to execute, deliver and perform its obligations under this Contract and all necessary corporate, shareholder and other action has been taken to authorise the execution, delivery and performance of the same by it;
(c)this Contract constitutes its legally valid, binding and enforceable obligations;
(d)the execution and delivery of, the performance of its obligations under and compliance with the provisions of this Contract do not and will not contravene or conflict with:
(i)any applicable law, statute, rule or regulation, or any judgement, decree or permit to which it is subject;
(ii)any agreement or other instrument binding upon it which might reasonably be expected to have a material adverse effect on its ability to perform its obligations under this Contract;
(iii)any provision of its constitutional documents (including the articles of association);
(e)the latest available accounts of the Borrower have been prepared on a basis consistent with previous years and represent a true and fair view of the results of its operations for that year and accurately disclose or reserve against all the liabilities (actual or contingent) of the Borrower;
(f)no event or circumstance which constitutes an Event of Default has occurred and is continuing unremedied or unwaived;
(g)no litigation, arbitration, administrative proceedings or investigation is current or, to its knowledge, is threatened or pending before any court, arbitral body or agency which has resulted or, if adversely determined, is reasonably likely to result in a Material Adverse Change, nor is there subsisting any unsatisfied judgement or award which has resulted or is reasonably likely to result in a Material Adverse Change;
(h)it has obtained all necessary Authorisations in connection with this Contract and in order to lawfully comply with its obligations hereunder, and the Project and all such Authorisations are in full force and effect and admissible in evidence;
(i)the Group is in compliance with Article 7.1, and the Borrower, the Guarantor and any Subsidiary are in compliance with Article 7.3;
(j)its payment obligations under this Contract rank not less than pari passu in right of payment with all other present and future unsecured and unsubordinated obligations under any of its debt instruments and with all present and future claims of its other unsecured and unsubordinated creditors except for obligations mandatorily preferred by law applying to companies generally;
(k)the Borrower’s resolutions provided to the Bank pursuant to Annex I to this Contract have not been amended, rescinded, revoked or declared null and void;
(l)the articles of association of the Borrower have not been amended since 23 December 2008, or if they have been amended, the Borrower has notified the Bank thereof;

(m)its Centre of Main Interests is situated in the Netherlands and it has no Establishment in any other jurisdiction;
(n)under the laws of its jurisdiction of incorporation, it is not necessary that this Contract be filed, recorded or enrolled with any court or other authority in such jurisdiction or that any stamp, registration or similar tax be paid on or in relation to this Contract;
(o)it is in compliance with Article 5.05(e) of the Guarantee Agreement and to the best of its knowledge and belief (having made due and careful enquiry) no material Environmental or Social Claim has been commenced or is threatened against it or any relevant Affiliate in relation to the Project;
(p)it is in compliance with all undertakings under this Article 6; and
(q)none of the Borrower, Guarantor and/or any Relevant Person:
(i)is a Sanctioned Person; or
(ii)is in breach of any Sanctions.
It is acknowledged and agreed that the representations set out in this paragraph (o) are only sought by and given to the Bank to the extent that to do so would be permissible pursuant to any applicable anti-boycott rule of the EU such as Regulation (EC) 2271/96.
The representations and warranties set out above are made on the date of this Contract and are deemed repeated with reference to the facts and circumstances then existing on the date of each Disbursement Acceptance, the date of each Compliance Certificate and each Disbursement Date.
Article 7
Lien
The undertakings in this Article 7 remain in force from the date of this Contract for so long as any amount is outstanding under this Contract or the Credit is in force.
1.1Negative pledge
The Borrower shall not (and the Borrower shall ensure that no other member of the Group will) create or permit to subsist any Lien over any of its assets, other than Permitted Liens.
1.2Pari passu ranking
The Borrower shall ensure that its payment obligations under this Contract rank, and will rank, not less than pari passu in right of payment with all other present and future unsecured and unsubordinated obligations under any of its debt instruments except for obligations mandatorily preferred by law applying to companies generally.
1.3Clauses by inclusion
If, for as long as any amount of the Loan remains outstanding, the Borrower or any other member of the Group enters into any loan, bond or other form of senior unsecured financial indebtedness, or any obligation for the payment or repayment of money, in a principal amount exceeding EUR 100,000,000 (one hundred million euros), or the equivalent thereof in any other currency, which contains (i) rating clauses (including, but not limited to, a loss-of-rating clause), (ii) financial covenants clauses pursuant to which compliance with certain financial figures or ratios is required, (iii) material adverse change/effect (or equivalent) is included as an event of default, (iv) limitation on Subsidiary indebtedness clauses, (v) negative pledge clauses, (vi) asset disposal clauses, (vii) cross default clauses or (viii) provision of co-borrowership/upstream guarantees by any operating Subsidiary of the Guarantor for any indebtedness of the Guarantor (each such clause or undertaking, as the case may be, hereinafter referred to as a "More Favourable Clause") which is either:
(a)    not included in this Contract,
(b)    is stricter than the relevant provisions of this Contract, or
(c)    is otherwise more favourable for third party creditors than the relevant provisions of this Contract,

the Borrower shall inform the Bank without delay and in any case within 10 (ten) Business Days following the conclusion or amendment of such contractual arrangement in writing and provide the text of such More Favourable Clause to the Bank. Such More Favourable Clause will be deemed to be incorporated into this Contract by reference, with effect as of the day when such More Favourable Clause became effective under the relevant contract (any such More Favourable Clause so adopted by reference into this Contract, an "Adopted Clause"). Such Adopted Clause shall not be amended, cancelled, or withdrawn without the prior written consent of the Bank, and the Borrower shall upon the request of the Bank conclude an amendment to this Contract which incorporates the relevant Adopted Clause.
In the event a More Favourable Clause becomes an Adopted Clause under this Contract and, thereafter, such More Favourable Clause is either removed or amended to be less restrictive on the Borrower or the Guarantor or is otherwise less favorable to the third party creditors than such More Favorable Clause had previously been (a "Relaxed More Favourable Clause"), then, upon notice thereof by the Borrower to the Bank together with the delivery of the text of such Relaxed More Favourable Clause to the Bank, (x) in the case of a More Favourable Clause originally subject to clause (a) above, such Adopted Clause shall automatically cease to be effective under this Contract, (y) in the case of a More Favourable Clause originally subject to clauses (b) or (c) above, such Adopted Clause shall automatically be deemed amended to conform to such Relaxed More Favorable Clause; provided, however, that the relevant provisions of this Contract shall not be deemed to be amended pursuant to this clause (y) to the extent that any such amendment would render such provision less restrictive on the Borrower or the Guarantor than such provision would have been had such original Adopted Clause never been adopted (by reference or otherwise) into this Contract. The Bank shall, upon the request of the Borrower, conclude an amendment to this Contract which deletes or amends, as the case may be, the relevant Adopted Clause.
This Article 7.3 shall not apply to:
(i)    any financial indebtedness incurred (x) from banks (other than multilateral development banks/IFIs) or (y) in form of bonds issued by any member of the Group, in each case in non-OECD countries by any member of the Group located and incorporated in a non-OECD country; and
(ii)    upstream guarantees by Massey Ferguson Corp. and The GSI Group, LLC under the AGCO Credit Agreement in the maximum aggregate amount of up to USD 1,155,000,000.
Article 8
Information concerning the Borrower
The Borrower shall:
(a)deliver to the Bank:
(i)each year within 1 (one) month after their publication its unaudited annual report, balance sheet, profit and loss account certified by its directors and, from time to time, such further information on its general financial situation as the Bank may reasonably require; and
(ii)and/or procure that the Guarantor delivers to the Bank financial statements pursuant to Article 4.02(a) of the Guarantee Agreement together with a Compliance Certificate, in form and substance satisfactory to the Bank, signed by authorised representatives of the Borrower and the Guarantor confirming compliance with the financial covenants pursuant to Article 6.7.A of this Contract and Article 5.13 of the Guarantee Agreement (including evidence of such compliance and related calculations) and including necessary information for determining the applicable Margin; and
(iii)such further information, evidence or document concerning:
(1)its general financial situation or such certificates of compliance with the undertakings of Article 6 as the Bank may reasonably deem necessary; and
(2)the compliance with the due diligence requirements of the Bank for the Borrower, the Guarantor and Subsidiary involved in the Project, including, but not limited to “know your customer” (KYC) or similar identification and verification procedures, when requested and within a reasonable time; and
(b)inform the Bank immediately of:
(i)any material alteration to its constitutional documents after the date of this Contract or, as soon as they become aware of it, any material alteration in the shareholding structure after the date of this Contract;
(ii)any fact which obliges the Borrower, the Guarantor or any other member of the Group to prepay any financial indebtedness in the amount in excess of USD 50,000,000 (fifty million US dollars) in the aggregate or any EU funding, except when such prepayment is (A) made by the Borrower, the Guarantor or any other member of the Group on a voluntary basis or when early redemption at the discretion of the Borrower, the Guarantor or any other member of the Group, as issuers, was originally foreseen in the documentation of the relevant capital markets instrument or (B) the result of the sale or other disposition of assets which secure such indebtedness;
(iii)any event or decision that constitutes or may result in a Prepayment Event;
(iv)any intention on its part to grant any Lien over any of its assets in favour of a third party, that are not Permitted Liens;
(v)any intention on its part, or that of the Guarantor or any Subsidiary, to create, incur, assume or suffer to exist any Lien on or with respect to any of its properties of any character, or those of the Guarantor or any Subsidiary, in favour of a third party, save for Permitted Liens;
(vi)any intention on its part, or that of the Guarantor or any Subsidiary, to relinquish ownership of any material component of the Project, save as permitted pursuant to this Contract;
(vii)any fact or event that is reasonably likely to prevent the substantial fulfilment of any obligation of the Borrower under this Contract;
(viii)any Event of Default having occurred or an event or circumstance which would with the passage of time or giving of notice under this Contract constitute a Prepayment Event or an Event of Default;
(ix)any event or decision that constitutes or may result in an event described in Article 6.2, other than those described in Article 6.2(b);
(x)any Merger Event;
(xi)unless prohibited by law, any material litigation, arbitration, administrative proceedings or investigation carried out by a court, administration or similar public authority, which, to the best of its knowledge and belief, is current, imminent or pending against the Borrower or its controlling entities or members of the Borrower’s management bodies in connection with Criminal Offences related to the Credit, the Loan or the Project;
(xii)any measure taken by the Borrower pursuant to Article 6.1 of this Contract;
(xiii)any litigation, arbitration or administrative or enforcement proceedings or investigation which is current, threatened or pending and which might if adversely determined result in a Material Adverse Change, and
(xiv)any Change in the Beneficial Ownership of the Borrower; and
(xv)any claim, action, proceeding, formal notice or investigation relating to any Sanctions concerning the Borrower, Guarantor, any Subsidiary involved in the Project or, applying the best of knowledge of the Borrower and the Guarantor, any Relevant Person.

Article 9
Charges and expenses
9.1Taxes, duties and fees
The Borrower shall pay all Taxes, duties, fees and other impositions of whatsoever nature, including stamp duty and registration fees, arising out of the execution or implementation of this Contract or any related document and in the creation, perfection, registration or enforcement of any security for the Loan to the extent applicable.
The Borrower shall pay all principal, interest, indemnities and other amounts due under this Contract gross without any withholding or deduction of any national or local impositions whatsoever required by law or an agreement with a governmental authority or otherwise; provided that, if the Borrower is obliged to make any such withholding or deduction, it shall gross up the payment to the Bank so that after withholding or deduction, the net amount received by the Bank is equivalent to the sum due.
If requested by the Borrower, the Bank shall provide the Borrower with a completed U.S. Internal Revenue Service Form W-8BEN-E.
9.2Other charges
The Borrower shall bear all charges and expenses, including professional, legal, banking or exchange charges incurred in connection with the preparation, execution, implementation, enforcement and termination of this Contract or any related document, any amendment, supplement or waiver in respect of this Contract or any related document, and in the amendment, creation, management, enforcement and realisation of any security for the Loan.
9.3Increased costs, indemnity and set-off
(a)The Borrower shall pay to the Bank any costs or expenses incurred or suffered by the Bank as a consequence of the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or compliance with any law or regulation which occurs after the date of signature of this Contract, in accordance with or as a result of which (i) the Bank is obliged to incur additional costs in order to fund or perform its obligations under this Contract, or (ii) any amount owed to the Bank under this Contract or the financial income resulting from the granting of the Credit or the Loan by the Bank to the Borrower is reduced or eliminated.
(b)Without prejudice to any other rights of the Bank under this Contract or under any applicable law, the Borrower shall indemnify and hold the Bank harmless from and against any loss incurred as a result of any full or partial discharge that takes place in a manner other than as expressly set out in this Contract.
(c)The Bank may set off any matured obligation due from the Borrower under this Contract (to the extent beneficially owned by the Bank) against any obligation (whether or not matured) owed by the Bank to the Borrower regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Bank may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. If either obligation is unliquidated or unascertained, the Bank may set off in an amount estimated by it in good faith to be the amount of that obligation.

Article 10
Events of Default
10.1Right to demand repayment
The Borrower shall repay all or part of the Loan Outstanding (as requested by the Bank) forthwith, together with accrued interest and all other accrued or outstanding amounts under this Contract, upon written demand being made by the Bank in accordance with the following provisions.

10.1.AImmediate demand
The Bank may make such demand immediately without prior notice or any judicial or extra judicial step:
(a)if the Borrower does not pay on the due date any amount payable pursuant to this Contract at the place and in the currency in which it is expressed to be payable, unless:
(i)its failure to pay is caused by an administrative or technical error or a Disruption Event; and
(ii)payment is made within 3 (three) Business Days of its due date;
(b)if the information or documents given to the Bank by or on behalf of the Borrower or the Guarantor (taken as a whole) or any representation, warranty or statement made or deemed to be made by the Borrower or Guarantor in or pursuant to this Contract or in connection with the negotiation or performance of this Contract is or proves to have been incorrect, incomplete or misleading in any material respect;
(c)if the Borrower or the Guarantor or any other member of the Group shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Indebtedness, if such Indebtedness is outstanding in a principal or notional amount of at least USD 50,000,000 in the aggregate (but excluding Indebtedness outstanding hereunder), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness or otherwise to cause, or to permit the holder thereof to cause, such Indebtedness to mature; or any such Indebtedness shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof;
(d)if the Borrower, the Guarantor or any other member of the Group is unable to pay its debts as they fall due, or suspends its debts, or makes or seeks to make a composition with its creditors; if in relation to the Borrower, the Guarantor or any other member of the Group any corporate action, legal proceedings or other procedure or step is taken in relation to (i) the suspension of payments, a moratorium of any indebtedness, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise), (ii) a composition (akkoord), compromise, assignment or arrangement with any creditor of the Borrower, the Guarantor or any other member of the Group, or (iii) the enforcement of any Security over any assets of the Borrower, the Guarantor or any other member of the Group, or if an order is made or an effective resolution is passed for the winding up of the Borrower, the Guarantor or any other member of the Group, or if the Borrower, the Guarantor or any other member of the Group takes steps towards a substantial reduction in its capital, is declared insolvent or bankrupt (failliet) or ceases or resolves to cease to carry on the whole or any substantial part of its business or activities, or any situation similar to any of the above occurs under any applicable law;
(e)if an encumbrancer takes possession of, or a bankruptcy trustee, receiver, liquidator, administrator, administrative receiver, compulsory manager or other similar officer is appointed in any jurisdiction, whether by a court of competent jurisdiction or by any competent administrative authority or by any person, of or over, any part of the business or assets of the Borrower, the Guarantor or or any other member of the Group or any property forming part of the Project;
(f)if the Borrower, the Guarantor or or any other member of the Group defaults in the performance of any obligation in respect of any other loan granted by the Bank or financial instrument entered into with the Bank;
(g)subject to Sub-Article (i) below, if any expropriation, attachment, arrestment, distress, execution, sequestration or other process is levied or enforced upon the property of the Borrower, the Guarantor or any other member of the Group or any property forming part of the Project and is not discharged or stayed within 7 (seven) days;

(h)if an executory attachment (executoriaal beslag) affects any asset of a member of the Group;
(i)if (x) it is or becomes unlawful for the Borrower or the Guarantor to perform any of its obligations under this Contract or the Guarantee Agreement; or (y) this Contract or the Guarantee Agreement is not effective in accordance with its terms or is alleged by the Borrower or the Guarantor to be ineffective in accordance with its terms;
(j)if a notice under Article 36 Tax Collection Act (Invorderingswet 1990) has been given by any member of the Group.
10.1.BDemand after notice to remedy
The Bank may also make such demand without prior notice or any judicial or extra judicial step (without prejudice to any notice referred to below):
(a)if the Borrower fails to comply with any provision of this Contract (other than those referred to in Article 10.1.A) or the Guarantor fails to comply with any provision of the Guarantee Agreement; or
(b)if any fact related to the Borrower or the Project stated in the Recitals materially alters and is not materially restored and if the alteration either prejudices the interests of the Bank as lender to the Borrower or adversely affects the implementation or operation of the Project, unless the non-compliance or circumstance giving rise to the non-compliance is capable of remedy and is remedied within 20 Business Days from a notice served by the Bank on the Borrower.
10.2Other rights at law
Article 10.1 shall not restrict any other right of the Bank at law to require prepayment of the Loan Outstanding.
10.3Indemnity
10.3.AFixed Rate Tranches
In case of demand under Article 10.1 in respect of any Fixed Rate Tranche, the Borrower shall pay to the Bank the amount demanded together with the indemnity on any amount of principal due to be prepaid. Such indemnity shall (i) accrue from the due date for payment specified in the Bank’s notice of demand and be calculated on the basis that prepayment is effected on the date so specified, and (ii) be for the amount communicated by the Bank to the Borrower as the present value (calculated as of the date of the prepayment) of the excess, if any, of:
(a)the interest net of the Margin that would accrue thereafter on the amount prepaid over the period from the date of prepayment to the Maturity Date, if it were not prepaid; over
(b)the interest that would so accrue over that period, if it were calculated at the Redeployment Rate, less 0.19% (nineteen basis points).
The said present value shall be calculated at a discount rate equal to the Redeployment Rate, applied as of each relevant Payment Date of the applicable Tranche.
10.3.BFloating Rate Tranches
In case of demand under Article 10.1 in respect of any Floating Rate Tranche, the Borrower shall pay to the Bank the amount demanded together with a sum equal to the present value of 0.19% (nineteen basis points) per annum calculated and accruing on the amount of principal due to be prepaid in the same manner as interest would have been calculated and would have accrued, if that amount had remained outstanding according to the applicable amortisation schedule of the Tranche, until the Maturity Date.
The value shall be calculated at a discount rate equal to the Redeployment Rate applied as of each relevant Payment Date.
10.3.CGeneral
Amounts due by the Borrower pursuant to this Article 10.3 shall be payable on the date specified in the Bank’s demand.

10.4Non-Waiver
No failure or delay or single or partial exercise by the Bank in exercising any of its rights or remedies under this Contract shall be construed as a waiver of such right or remedy. The rights and remedies provided in this Contract are cumulative and not exclusive of any rights or remedies provided by law.

Article 11
Law and jurisdiction, miscellaneous.
11.1Governing Law
This Contract (including this Article 11) and any non-contractual obligations arising out of or in connection with it shall be governed by Dutch law.
11.2Jurisdiction
(a)The courts of Amsterdam, the Netherlands, have exclusive jurisdiction to settle any dispute (a "Dispute") arising out of or in connection with this Contract (including a dispute regarding this Article 11, the existence, validity or termination of this Contract or the consequences of its nullity) or any non-contractual obligation arising out of or in connection with this Contract.
(b)The Parties agree that the courts of Amsterdam, the Netherlands, are the most appropriate and convenient courts to settle Disputes between them and, accordingly, that they will not argue to the contrary.
11.3Place of performance
Unless otherwise specifically agreed by the Bank in writing, the place of performance under this Contract, shall be the seat of the Bank.
11.4Waiver
The Borrower waives, to the fullest extent permitted by law, its rights to rescind (ontbinden) this Contract, to suspend (opschorten) any of its obligations or liability under this Contract, to nullify (vernietigen) or to invoke the nullity (nietigheid) of this Contract on any ground under Dutch law or under any other applicable law.
11.5Representation by attorney(s)
If a party is represented by one or more attorneys in connection with the execution of this Contract, and the relevant power of attorney is expressed to be governed by Dutch or any other law, that choice of law is hereby accepted by each other party, in accordance with Article 14 of the Hague Convention on the Law Applicable to Agency of 14 March 1978.
11.6Evidence of sums due
In any legal action arising out of this Contract the certificate of the Bank as to any amount or rate due to the Bank under this Contract shall, in the absence of manifest error, be prima facie evidence of such amount or rate.
11.7Entire Agreement
This Contract constitutes the entire agreement between the Bank and the Borrower in relation to the provision of the Credit hereunder, and supersedes any previous agreement, whether express or implied, on the same matter.

11.8Invalidity
If at any time any term of this Contract is or becomes illegal, invalid or unenforceable in any respect, or this Contract is or becomes ineffective in any respect, under the laws of any jurisdiction, such illegality, invalidity, unenforceability or ineffectiveness shall not affect:
(a)the legality, validity or enforceability in that jurisdiction of any other term of this Contract or the effectiveness in any other respect of this Contract in that jurisdiction; or
(b)the legality, validity or enforceability in other jurisdictions of that or any other term of this Contract or the effectiveness of this Contract under the laws of such other jurisdictions.
11.9Amendments
Any amendment to this Contract shall be made in writing and shall be signed by the Parties.
11.10Counterparts
This Contract may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument.
11.11Changes to the parties
1.3.A No changes to the Borrower
The rights and obligations of the Borrower under this Contract cannot be transferred, assigned or pledged in accordance with Section 3:83 (2) of the Dutch Civil Code.
1.3.B Assignment by the Bank
The Bank shall not assign or transfer this Contract, including any individual rights and obligations existing thereunder, to any third party without the prior written consent of the Borrower, except for an assignment by the Bank (i) following the occurrence of an Event of Default or (ii) for the purpose of a refinancing of the Bank by the European Central Bank.
A transfer of part of the Banks rights and obligations under this Agreement must be in a minimum amount of EUR 100,000 (one hundred thousand euros).
Article 12
Final clauses
12.1Notices
12.1.AForm of Notice
(a)Any notice or other communication given under this Contract must be in writing and, unless otherwise stated, may be made by letter or electronic mail.
(b)Notices and other communications for which fixed periods are laid down in this Contract or which themselves fix periods binding on the addressee, may be made by hand delivery, registered letter or by electronic mail. Such notices and communications shall be deemed to have been received by the other Party:
(i)on the date of delivery in relation to a hand-delivered or registered letter;
(ii)in the case of any electronic mail only when such electronic mail is actually received in readable form and only if it is addressed in such a manner as the other Party shall specify for this purpose.
(c)Any notice provided by the Borrower to the Bank by electronic mail shall:
(i)mention the Contract Number in the subject line; and

(ii)be in the form of a non-editable electronic image (pdf, tif or other common non editable file format agreed between the Parties) of the notice signed by an authorised signatory with individual representation right or by two or more authorised signatories with joint representation right of the Borrower as appropriate, attached to the electronic mail.
(d)Notices issued by the Borrower pursuant to any provision of this Contract shall, where required by the Bank, be delivered to the Bank together with satisfactory evidence of the authority of the person or persons authorised to sign such notice on behalf of the Borrower and the authenticated specimen signature of such person or persons.
(e)Without affecting the validity of electronic mail notices or communication made in accordance with this Article 12.1, the following notices, communications and documents shall also be sent by registered letter to the relevant Party at the latest on the immediately following Business Day:
(i)Disbursement Acceptance;
(ii)any notices and communication in respect of the deferment, cancellation and suspension of a disbursement of any Tranche, Market Disruption Event, Prepayment Request, Prepayment Notice, Event of Default, any demand for prepayment; and
(iii)any other notice, communication or document required by the Bank.
(f)The Parties agree that any above communication (including via electronic mail) is an accepted form of communication, shall constitute admissible evidence in court and shall have the same evidential value as a written agreement under hand.
12.1.BAddresses
The address and electronic mail address (and the department for whose attention the communication is to be made) of each Party for any communication to be made or document to be delivered under or in connection with this Contract is:

For the Bank	Attention: OPS 100 boulevard Konrad Adenauer L-2950 Luxembourg E-mail address: contactline-94481@eib.org
For the Borrower	Attention: Finance Department AGCO International Holdings B.V. Horsterweg 66a 5971 NG Grubbenvorst The Netherlands E-mail address: LCovUKTreasury@uk.agcocorp.com
Copies to the Guarantor	Attention: Treasurer AGCO Corporation 4205 River Green Parkway Duluth, GA 30096 United States of America E-mail address: Treasury@agcocorp.com
12.1.CNotification of communication details
The Bank and the Borrower shall promptly notify the other Party in writing of any change in their respective communication details.
12.2English language
(a)Any notice or communication given under or in connection with this Contract must be in English.

(b)All other documents provided under or in connection with this Contract must be:
(i)in English; or
(ii)if not in English, and if so required by the Bank, accompanied by a certified English translation and, in this case, the English translation will prevail.
12.3Recitals, Schedules and Annexes
The Recitals and following Schedules form part of this Contract:

Schedule A	Project Specification and Reporting
Schedule B	Definitions of EURIBOR
Schedule C	Form of Disbursement Offer/Acceptance (Articles 1.2.B and 1.2.C) and other Forms (Article 1.4.C)
Schedule D	Form of the Guarantee Agreemeni
Schedule E Schedule F	Form of Compliance Certificate Daily Non-Cumulative Compounded RFR Rate
Schedule G	Cumulative Compounded RFR Rate
Schedule H	Indebtedness as of the date of this Agreement

Annexes are attached hereto:

Annex I
Borrower’s resolutions of the board of managing directors and the sole shareholder, the extract (uittreksel) from the Dutch Commercial Register (Handelsregister) of the Borrower and authorisation of signatories

The Parties have caused this Contract to be executed in 4 (four) originals in the English language.

At Luxembourg, this 29 September 2023 /
At Grubbenvorst, this 29 September 2023

Signed for and on behalf of EUROPEAN INVESTMENT BANK		Signed for and on behalf of AGCO International Holdings B.V.
/s/ J. Nienhaus Dr J. Nienhaus Head of Division	/s/ L. Padol L. Padol Loan Officer	/s/ A. Frost A. Frost Managing Director	/s/ B. Mulder B. Mulder Managing Director